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                                                                    Exhibit 10.3

SEARS CANADA INC.

SEARS HEALTH FOOD & FITNESS SHOPS

MANAGEMENT AND OPERATING LICENSE AGREEMENT

This Agreement made as of the 7th day of February, 2001

AMONG:

SEARS CANADA INC., incorporated under the laws of Canada, having its head office in the City of Toronto, Province of Ontario

(hereinafter called "Sears")

OF THE FIRST PART

AND

3051356 NOVA SCOTIA COMPANY incorporated under the laws of the Province of Nova Scotia and having its head office in the City of Burnaby, in the Province of British Columbia

(hereinafter called "Nova")

OF THE SECOND PART

AND

SEARS, ROEBUCK and CO., incorporated under the laws of New York, United States of America, having its head office in Hoffman Estates in the State of Illinois

(hereinafter called "Owner")

OF THE THIRD PART

WHEREAS Sears is a major Canadian retailer offering various goods and services to its Customer(s) through its retail stores, dealer stores, catalogues, select direct marketing media and the Internet;

AND WHEREAS Sears wishes to offer for sale, to its customers, health food and fitness products in its retail stores, through free standing dedicated retail facilities, through selected catalogue and retail direct marketing media and on its Internet site under the Trade Mark SEARS;

AND WHEREAS Nova represents and warrants to Sears that it is fully qualified, experienced, licensed, capitalized, staffed and equipped to operate facilities for the provision and sale of health food and fitness products and services to Customer(s) in:

(a)      Licensed Department(s) in specific Designated Store(s); and,

(b)      Licensed Department(s) in Designated Facility(s); and,
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(c)      through catalogue and retail direct marketing programs; and,

(d)      through Sears Internet Web Site.

AND WHEREAS Nova represents and warrants that it is fully qualified, experienced, licensed, capitalized, staffed and equipped to successfully select, recruit and train certain qualified third parties to provide Retail Services in Licensed Department(s) in Designated Facility(s) in Designated Markets, to provide them with and license them to use the Nova systems, management, purchasing, marketing and consulting services, training and expertise in marketing, merchandising, advertising, selling skills, management skills, product knowledge, business administration skills, inventory control systems and buying power to reduce costs and increase margins, all as contemplated by this Agreement;

AND WHEREAS Nova is desirous of operating and providing for the sale of health food and fitness products and services to Customer(s):

(a)      in Licensed Department(s) in Designated Store(s); and,

(b)      in Licensed Department(s) in Designated Facility(s); and,

(c)      through catalogue and retail direct marketing programs; and,

(d)      through Sears Internet Web Site.

in association with the Trade Mark SEARS, in physical facilities or direct marketing vehicles identified by the name "SEARS HEALTH FOOD & FITNESS SHOPS";

AND WHEREAS Nova wishes to have the opportunity to recommend to Sears, for Sears approval, certain Nova licensed, fully trained and qualified third parties, to be licensed by Sears to provide Retail Services, in association with the Trade Mark SEARS, in Licensed Department(s) in Designated Facility(s) in Designated Market(s) identified by the name "SEARS HEALTH FOOD & FITNESS SHOPS", under the direction and management of Nova, in accordance with the Nova License Agreement and the Nova Operations Manual;

AND WHEREAS Owner is related to Sears and by Power of Attorney dated the 4th day of February, 1994, Owner appointed Sears as its Attorney-in-fact in Canada which appointment has not been revoked or amended and is in full force and effect as at the date hereof;

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.0 DEFINITIONS

1.1 The following words and phrases used in this Agreement shall have the following meanings:

"AGREEMENT" means this Management And Operating License Agreement including all of the Schedules attached hereto and forming part hereof between Sears and Nova which authorizes Nova to operate and provide the Retail Services to Customer(s) and to offer Management Services to Sears including but not limited to, the responsibility for, and the supervision of, the approved operation and

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provision of the Retail Services by a Licensee(s) pursuant to this Agreement and the Nova Operations Manual;

"CHANGE OF CONTROL" means any transfer or issue by sale, assignment, disposition, subscription, transmission on death, mortgage, charge, security interest, operation of law or otherwise of any shares, voting rights or interests which would result in any change in the effective control of Nova;

"NOVA'S COMMISSION" has the meaning given to it in Section 9.1;

"NOVA LICENSE AGREEMENT" means the agreement between Nova and its licensees which details the obligations of the parties with respect to the conduct of an operation for the procurement, provision, presentation, marketing and sale of health food and fitness products and services. A copy of the Nova License Agreement, as periodically updated, shall be provided to Sears for its review and approval;

"NOVA OPERATIONS MANUAL" means the operating manual containing approved processes which must be followed and standards which must be adhered to, by Nova and the Licensee(s), in the conduct of an operation for the procurement, provision, presentation, marketing and sale of Sears approved health food and fitness products and services under the Designated Retail Format(s), such Nova Operations Manual being approved by Sears, a copy of which is held by Sears, and for which any revisions thereto must also be approved by Sears, and copies of such approved revisions held by Sears;

"COMMISSION" means a percentage of Net Sales as set out in Section 8.1;

"CONFIDENTIAL INFORMATION" has the meaning given to it in Section 21.1;

"CUSTOMER(S)" means a person or persons who avail themselves of any product or service in association with the Trade Mark;

"DESIGNATED FACILITY(S)" shall mean a free standing, dedicated, Sears approved, retail facility provided and operated by Nova or a Licensee(s) in a Designated Market(s), as listed in Schedule "B" attached, which may be amended in writing by Sears, at Sears sole discretion, from time to time, in which a Licensed Department(s) is located;

"DESIGNATED MARKET(S)" means the non-exclusive market area designated by Sears, as listed in Schedule "B" attached, which may be amended in writing by Sears, at Sears sole discretion, from time to time, wherein Nova or a Licensee(s) is authorized by Sears to operate and provide the Retail Services under a specified Designated Retail Format(s), as contemplated under this Agreement;

"DESIGNATED RETAIL FORMAT(S)" means each of the retail formats as listed in Schedule "A" attached, which may be amended in writing by Sears, at Sears sole discretion, from time to time, by which Nova and/or a Licensee(s) are authorized to operate and provide the Retail Services contemplated under this Agreement;

"DESIGNATED STORE(S)" shall mean each of the Sears retail stores listed in Schedule "B" attached, which may be amended in writing by Sears, at Sears sole discretion, from time to time, in which a Licensed Department(s) is authorized to be located;


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"EXPECTED PERFORMANCE LEVEL" means achievement in each fiscal year of at least eighty (80%) percent of the planned annual Net Sales generated through the sale of the Health Food And Fitness Products And Services as set forth in the Nova and the Licensee(s) prepared and agreed, Nova presented, Sears approved, annual business plan;

"FIRST RENEWAL TERM" has the meaning given to it in Section 7.1;

"GROSS SALES" shall mean the total amount of all sales arising directly or indirectly from the sale of Health Food And Fitness Products And Services under the Trade Mark;

"HEALTH FOOD AND FITNESS PRODUCTS AND SERVICES" means merchandise, products and services normally associated with, and offered for sale in, a health food retail location and other merchandise, products and/or services provided by Nova and/or the Licensee(s) in a Designated Retail Format(s) which shall be restricted to the merchandise, products and services approved by Sears that are reasonably inferred by the name Sears Health Food And Fitness Products And Services but shall not include the presentation, marketing or sale of merchandise, products and/or services which, in Sears sole opinion, conflicts with the merchandise, products and/or services being offered from time to time by Sears or by any other licensee of Sears, unless otherwise approved by Sears in writing;

"INFRINGEMENT" means any unauthorized use, advertising, imitation or dilution of the Trade Mark or any similar trade mark or name;

"INITIAL TERM" has the meaning given to it in Section 7.1;

"LICENSED DEPARTMENT(S)" means the physical area, occupied by Nova or a Licensee(s) in a Designated Store(s) or a Designated Facility(s), in which Nova or the Licensee(s) shall operate for the provision of the Retail Services to Customer(s) under the Trade Mark;

"LICENSEE(S)" means a registered incorporated entity, holding a valid and subsisting Nova License Agreement, which, once recommended by Nova and approved by Sears in accordance with the terms of this Agreement, is authorized by Sears, to provide the Retail Services in a Licensed Department(s) pursuant to the terms of an Operating License Agreement between Sears and the Licensee(s);

"MANAGEMENT QUARTERLY REPORT" has the meaning given to it in Section 13.2;

"MANAGEMENT SERVICES" means the services provided by Nova, to Sears in Nova's role as the manager of the Retail Services for Sears and the services provided by Nova to the Licensee(s), pursuant to Clause 12.0, including but not limited to, the responsibility for, and the supervision of, the proper operation, and provision of the Retail Services by the Licensee(s) pursuant to an Operating License Agreement, the Nova Operations Manual, and the Nova License Agreement;

"MARKETING LEVY" means [*****] percent ([***]%) of the Net Sales per month payable to Nova by the Licensee(s) pursuant to the Nova License Agreement for the media cost of national advertising programs developed and run by Nova for the promotion of the Health Food And Fitness Products And Services offered for sale in the Licensed Department(s);

"NET SALES" means Gross Sales less sales taxes, goods and services taxes, credits and allowances paid or allowed by Nova and/or the Licensee(s) which are necessary in connection with the operations contemplated under this Agreement or any Operating License Agreement;


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* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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"NORMAL BUSINESS HOURS" has the meanings given to it in Sections 4.12, 4.13,
4.14 and 4.15;

"OPERATING LICENSE AGREEMENT" means the agreement between Sears and each Licensee(s) substantially in the form attached as Schedule "H" which authorizes a Licensee(s) to operate a Licensed Department(s) for the provision of the Retail Services in a specified non-exclusive Designated Market(s), in accordance with the Nova Operations Manual, this Agreement and the Nova License Agreement;

"POTENTIAL LICENSEE" has the meaning given to it in Section 12.2, Subsection
(a);

"RENEWAL TERM" means the First Renewal Term and/or the Second Renewal Term, as the context requires;

"RETAIL SERVICES" means all of the activities required by this Agreement to acquire, establish and operate the physical facilities, the hiring, training and management of employees and the provision and management of the resources necessary for the professional procurement, retail presentation, marketing and sale of Health Food And Fitness Products And Services to Customer(s) in association with the Trade Mark or trade name licensed herein;

"SECOND RENEWAL TERM" has the meaning given to it in Section 7.1;

"TRADE MARK" means the trade mark SEARS and the additional trade marks as set forth in the attached Schedule "G", or any other trade mark or name of Owner or Sears which may be authorized for use from time to time, in writing, together with such type styles, colour schemes and design matter as Sears may designate in writing from time to time;

"TRAINEE AND TRAINEES" have the meanings given to them in Section 12.3, Subsection (a);

"WEEKLY SALES REPORT" means the report to be provided weekly by each Licensee(s) to Nova for Sears pursuant to Section 10.3 of the Operating License Agreement.

2.0 SCHEDULES

The following attached Schedules form an integral part of this Agreement:

Schedule "A" - Retail Format(s)

Schedule "B" - Designated Market(s), Designated Store(s), Designated Retail Format(s)

Schedule "C" - Initial Term Business Plan

Schedule "D" - Standard of Quality & Performance

Schedule "E" - Employee Statement of Understanding

Schedule "F" - Licensed Businesses on the Internet

Schedule "G" - Trade Marks Authorized For Use

Schedule "H" - Operating License Agreement


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Schedule "I" - Transfer of Telephone and Facsimile Numbers Ownership

3.0 LICENSE - TRADE MARK

3.1 Nova hereby acknowledges that the Trade Mark is valid and enforceable and the sole and exclusive property of the Owner and that Sears has the right to license the Trade Mark to Nova. Sears is the Attorney-in-fact of the Owner in Canada representing the Owner's interests in the Trade Mark in connection with the operation and provision of the Management Services and the Retail Services and as such acts on behalf of the Owner in the supervision and control of the use of the Trade Mark in Canada by Nova.

3.2 Sears, both for itself and as Attorney-in-fact for the Owner, hereby grants to Nova the right to use the Trade Mark in Canada, only in its communication with Customer(s), in association with the operation and provision of the Management Services and the Retail Services.

3.3 Nova shall not use the Trade Mark outside Canada or in association with the Management Services, any trade relationships, or any merchandise or services other than those permitted under the terms of this Agreement.

3.4 Nova shall only use the Trade Mark as a trade mark and only in the format in which the Trade Mark has been registered or filed for registration and shall not use the word SEARS or any other Trade Mark belonging to the Owner or Sears except as expressly permitted in this Agreement.

3.5 All uses and presentations of the Trade Mark by Nova whether on signs, in literature or advertising or otherwise, shall be submitted to Sears, or to such person as Sears may designate, for written approval prior to any use of the same.

3.6 All uses and presentations of the Trade Mark by Nova shall be such as to clearly distinguish the Trade Mark from any other trade mark, design or text appearing with it.

3.7 Nova will display on all signs, literature and advertising on which the Trade Mark appears, and in such other manner as Sears may direct from time to time, a notice similar to the following notice:

SEARS(R) HEALTH FOOD & FITNESS SHOPS Independently operated by 3051356 Nova Scotia Company under a Sears Canada Inc. license agreement (R) Registered Trade Mark of Sears, licensed for use in Canada

3.8 Nova shall not use the Trade Mark, or any part of it, or any other trade mark of the Owner or Sears as, or as part of, any trade mark, corporate name or trade name, except as expressly permitted in this Agreement.

3.9 Except as expressly permitted in this Agreement, Nova shall not use, in connection with the operation and provision of the Management Services or the Retail Services or otherwise, any trade mark which is similar to, confusing with, or which so nearly resembles as to be likely to cause confusion with any trade mark of the Owner or Sears.

3.10 The Trade Mark shall only be used in accordance with good trade mark practice and only in such manner as to preserve the independent distinctiveness of such Trade Mark.


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3.11 Nova shall pay to Sears such reasonable charges as may be requested by
Sears from time to time to cover Sears costs in connection with the registration, maintenance, prosecution and amendment of all trade mark entries required by Sears in connection with this Agreement.

3.12 Nova acknowledges that it does not now have nor will it have, either during the term of this Agreement or thereafter, any right, title or interest in the Trade Mark or any goodwill associated therewith. Nova hereby assigns to the Owner or Sears, as the case may be, any rights it may have or claim to have, in Canada, in the Trade Mark SEARS or any trade mark including the word "Sears" or as set out in Schedule "G" hereto. Nova will never challenge the validity or ownership of or oppose any application by the Owner or Sears to register the Trade Mark or any other trade mark of the Owner or Sears incorporating the word "Sears".

3.13 All use of the Trade Mark, including those set out in Schedule "G" hereto, pursuant to the terms of this Agreement and all goodwill resulting therefrom shall enure to the sole and exclusive benefit of the Owner of the Trade Mark.

3.14 Nova will use its best efforts to preserve the value, validity and distinctiveness of the Trade Mark and any registrations and applications for registration thereof and will provide the Owner or Sears with any information and other assistance as to the use of the Trade Mark which the Owner or Sears may require from time to time in order to assist the Owner or Sears in registering, protecting, enforcing or maintaining the Trade Mark, or any other name or trade mark of the Owner or Sears.

3.15 The license granted to Nova hereunder is personal to it and may not be assigned or transferred to any other party. Nova has no right to grant to any other party any permission, license or sublicense to use the Trade Mark independently or on its behalf.

3.16 Upon expiration or upon termination of this Agreement with or without cause, or upon termination of Nova's rights to use the Trade Mark by the Owner or Sears for any reason whatsoever, Nova shall immediately cease all use of the Trade Mark and shall not use the same thereafter whether as a trade mark or in advertising or otherwise and it will forthwith execute any and all documents which the Owner or Sears may deem reasonable to confirm the Owner's rights and to transfer to the Owner, all rights in the Trade Mark.

3.17 Nova recognizes that the Trade Mark possesses a special, unique and extraordinary character which makes it impossible to calculate the harm which the Owner and Sears would sustain in the event of unauthorized use of the Trade Mark by Nova or otherwise. Nova recognizes and agrees that irreparable harm would be caused to the Owner and Sears by such unauthorized use and agrees that both interim and permanent injunctive relief would be appropriate and should be granted in the event of breach of this Agreement by Nova, in addition to any other legal remedies otherwise available to the Owner or Sears.

3.18 Nova shall promptly notify Sears of any infringement of the Trade Mark or any other trade mark of the Owner or Sears which comes to its attention. The Owner and Sears shall have the sole right, at its own expense, to take such action as it determines, in its sole discretion, to be appropriate. Nova waives the provisions of s.50 (3) of the Trade Mark Act, R.S.C. 1993, c.15, s.19 and any similar foreign legislation and successors thereof. Nova undertakes to cooperate and assist in such protest or legal action by the Owner or Sears at the Owner's or Sears expense. If required by the Owner or Sears, Nova shall join in such protest or legal action at the Owner's or Sears expense. Nova shall not undertake such protest or legal action on its own behalf.


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3.19 It is expressly understood that, upon expiration or termination of Nova's rights to use the Trade Mark for any cause, that nothing in this Agreement shall be construed as to prevent the Owner or Sears from protecting their respective rights to the exclusive use of the Trade Mark against infringement thereof by any party or parties, including Nova.

3.20 Sears reserves the right to change the Trade Mark and designate such other or additional trade marks to be licensed and used under this Agreement upon notice of such change to Nova and this Agreement shall be deemed to refer only to such designated trade mark; provided, however, that Nova shall have a period of three (3) months within which to change uses and advertising of the Trade Mark to refer only to the trade mark so specified.

3.21 Nova acknowledges that all goodwill generated by and subsisting in the operation and provision of the Management Services or the Retail Services as a result of the use of the Trade Mark enures to the sole benefit of the Owner and Sears and that Nova has no right to or interest in said goodwill. In this context, goodwill includes the exclusive right to and interest in information, including Customer(s) lists, which information shall be immediately transferred to Sears upon expiry or termination of this Agreement.

3.22 Nova acknowledges that Sears or the Owner may assign, encumber or transfer their rights under this Agreement in whole or in part.

4.0 LICENSE - SERVICE

4.1 Subject to the terms and conditions of this Agreement, Sears hereby grants to Nova the privilege of operating and providing the Retail Services under the Designated Retail Format(s) in association with the Trade Mark, in physical facilities or direct marketing vehicles identified by the name "SEARS HEALTH FOOD & FITNESS SHOPS" provided that Nova shall not offer the same, similar or related services under any other trade mark in any other business.

4.2 Subject to the terms and conditions of this Agreement, Sears hereby grants to Nova the privilege of recommending to Sears, for Sears approval, certain of its fully trained and qualified Nova licensees, to be licensed by Sears to operate and provide the Retail Services in Licensed Department(s) under the direction and management of Nova, in accordance with this Agreement, the Nova License Agreement and the Nova Operations Manual, in association with the Trade Mark, under the name "SEARS HEALTH FOOD AND FITNESS SHOPS" provided that Nova shall not offer the same, similar or related services under any other trade mark in any other business.

4.3 No part of the privilege granted to Nova under Section 3.2, Section 4.1 and
Section 4.2 shall be assigned or transferred to any other party in any manner whatsoever by Nova. Nova has no right to authorize any party to provide any services under this Agreement on its behalf without the prior written consent of Sears.

4.4 Nova guarantees the full and faithful performance by itself and by its employees, agents, designees and servants, of all of the terms and conditions contained in this Agreement, and the full and faithful performance by all Licensee(s) and their respective employees, agents, designees and servants, of all of the terms and conditions contained in the Operating License Agreement.

4.5 Nova agrees to protect, defend, hold harmless and indemnify the Owner and Sears from and against any and all claims, demands, damages, expenses (including legal fees and disbursement(s), losses, actions, causes of action, judgments, fines, penalties, fees, suits and proceedings of any kind

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whatsoever, actually or allegedly resulting or arising from, or in connection with the operation and provision of the Management Services and/or the Retail Services, by itself or by any Licensee(s), including any actual or alleged infringement of any patent, trademark, copyright, confidential relationship, trade secret or other proprietary right of third parties and including any dispute between or among Nova, a Licensee(s), Nova's or a Licensee's employees, designees, suppliers and any third parties, Customer(s) or any of them, in connection with the conduct, operation or provision of the Management Services and/or the Retail Services.

4.6 The Management Services and the Retail Services provided by Nova shall be of a high quality and in compliance with all applicable legislative, regulatory and industry requirements, this Agreement, the Nova License Agreement and the Nova Operations Manual. Sears shall have the right as Licensor and the Attorney-in-fact of the Owner to inspect and review all aspects of such Management Services and Retail Services from time to time to ensure that the quality of such services meets all requirements and its approval.

4.7 Nova understands and acknowledges that the proper operation and provision of the Management Services by Nova, and the proper operation and provision of the Retail Services by Nova and/or the Licensee(s) is of paramount importance to the Owner, Sears, Nova and the Licensee(s). Therefore, in order to protect and enhance the reputation and goodwill of the Owner and Sears, in order to develop and maintain high and uniform standards for all aspects of the operation and provision of the Management Services and the Retail Services and in order to increase the sales of the Health Food And Fitness Products And Services, Nova agrees to supervise the performance of its employees and the Licensee(s) as required under this Agreement and any Operating License Agreement.

4.8 Nova shall at all times treat all Customer(s) fairly and courteously and shall maintain a policy of "Satisfaction or Money Refunded". Nova agrees to resolve all complaints and controversies with Customer(s) of the Retail Services in a manner fully satisfactory to Sears. In any case in which the resolution of any complaint or controversy is unsatisfactory to the Customer(s), Sears shall have the right, after discussing the complaint with Nova or Nova's staff, and at Nova's expense, to make such adjustment as Sears may deem necessary in the circumstances and any adjustment made by Sears, even when in excess of the selling price of the Health Food And Fitness Products and Services, shall be conclusive and binding upon Nova. Nova agrees that Sears may deduct the amount of any such adjustment from any settlement remitted to Nova. Nova shall maintain and make available to Sears all files pertaining to Customer(s) complaints, all communications and adjustments made.

4.9 Nova shall at all times treat all Licensee(s) fairly and courteously and shall resolve all complaints and controversies with Licensee(s) in accordance with the Licensee's Operating License Agreement, Nova's License Agreement and the Nova Operations Manual. Nova shall maintain and make available to Sears all files pertaining to Licensee(s) complaints, all communications and adjustments made.

4.10 Nova agrees that Customer(s) will not be billed and no payment will be accepted from Customer(s) until Nova has provided the Health Food and Fitness Products And Services to the Customer(s).

4.11 Nova agrees that Licensee(s) will not be billed and no payment will be accepted from a Licensee(s) for any Management Services provided by Nova to the License(s) under the Nova License Agreement until Nova has provided the Licensee(s) with the agreed Management Services or until

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Nova and the Licensee(s) have executed an agreement whereby Nova has agreed to provide future Management Services to the Licensee(s) for an agreed compensation.

4.12 The Licensed Department(s) operated by Nova, located in a Designated Store(s) shall be open for business and the Retail Services shall be provided to Customer(s) by fully qualified employees of Nova during all open business hours of the Designated Store(s) ("Designated Store(s) Normal Business Hours").

4.13 Licensed Department(s) operated by Nova in a Dedicated Facility(s) shall be open for business and the Retail Services shall be provided to Customer(s) during all open business hours of the competition in the Designated Market(s) ("Dedicated Facility(s) Normal Business Hours").

4.14 In those markets where the Direct Marketing Retail Format is used, Customer(s) must be able to place a telephone order for Health Food And Fitness Products And Services during all hours advertised and in all the languages used in the printed direct marketing advertising vehicles ("Direct Marketing Normal Business Hours").

4.15 The Management Services must be provided by Nova to Sears and the Licensee(s) Monday through Friday, 9:00 am. to 5:00 pm. except during statutory holidays. ("Management Services Normal Business Hours"). Suitable telephone numbers must be provided and operated by Nova to address any problems in case of emergencies.

5.0 ESTABLISHMENT, AND OPERATION OF THE PROVISION OF THE RETAIL SERVICES

5.1. Nova shall, within thirty (30) days of written notice by Sears, to Nova, of an addition to the On-Premise locations set out in Schedule "B" develop a three year business plan to determine the financial viability of the operation by Nova for each individual additional Licensed Department and shall present such business plans for each individual additional Licensed Department to Sears for Sears review.

5.2 In the event the review of the business plan indicates such additional Licensed Department(s) is, in Sears and Nova's mutually agreed opinion, each acting reasonably, financially viable to operate, Nova shall establish the operation and provision of the Retail Services in the additional Licensed Department(s) in the specified Designated Store(s) in association with the Trade Mark, subject to Clauses 3.0 and 4.0, within ninety days of the date of Sears review of the Nova prepared business plan or on a date specified in writing by Sears beyond the ninety day period.

5.3 In the event the review of the business plan indicates such additional Licensed Department(s) cannot, in Sears and Nova's mutually agreed opinion, each acting reasonably, operate in a financially viable manner, Nova may decline to establish, operate or provide the Retail Services in the additional specific Licensed Department(s) in the specified Designated Store(s).

5.4 In the event Nova declines to operate any Licensed Department(s) pursuant to
Section 5.3, Sears shall have the right to offer the opportunity to operate such Licensed Department(s) to any person or organization it so chooses and Nova shall have no rights or interests of any kind in such Licensed Department(s).

5.5 Nova may propose in writing to Sears additional Licensed Department(s) under the Free Standing Retail Format in Designated Facility(s) in Designated Market(s) to be considered by Sears and/or Sears may propose in writing to Nova additional Licensed Department(s) under the Free

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Standing Retail Format in Designated Facility(s) in Designated Market(s) and
within thirty (30) days of written notice by Nova to Sears or Sears to Nova respectively, of a proposed addition to the Free Standing Retail Format locations set out in Schedule "B", Nova shall develop a three year business plan to determine the financial viability of the operation by Nova or a Licensee for each individual additional Licensed Department(s) under the Free Standing Retail Format in Designated Facility(s) in Designated Market(s) and shall present such business plans to Sears for Sears review. In the event the review of the business plan indicates an additional Licensed Department is, in Sears and Nova's mutually agreed opinion, each acting reasonably;

(a) financially viable to operate, Nova shall;

(i) commit to Sears in writing that it will establish, operate and provide the Retail Services in the additional Licensed Department(s), under the Free Standing Retail Format in the specified Designated Facility(s) in the Designated Market(s) in association with the Trade Mark, subject to Clauses 3.0 and 4.0; or,

(ii) recommend to Sears, a qualified Nova licensee for Sears to consider to license, to establish, operate and provide the Retail Services, in the additional specified Licensed Department(s) under the Free Standing Retail Format in the specified Designated Facility(s) in the Designated Market(s) in association with the Trade Mark, subject to Clauses 3.0 and 4.0; and,

Nova shall establish the operation and provision of the Retail Services, either by itself or by the fully qualified Licensee, in such additional Licensed Department(s) within ninety days of the date of Sears review of the Nova prepared business plan or on a date specified in writing by Sears beyond the ninety day period.

(b) In the event the review of the business plan indicates an additional Licensed Department cannot, in Sears and Nova's mutually agreed opinion, each acting reasonably, operate in a financially viable manner, Nova may;

(i) decline to establish, operate or provide the Retail Services in the additional specific Licensed Department(s) in the specified Designated Facility(s) in the Designated Market(s); and/or,

(ii) decline to recommend to Sears a suitable Nova licensee to establish, operate and provide the Retail Services in the additional specific Licensed Department(s) in the specified Designated Facility(s) in the Designated Market(s).

5.6 In the event Nova declines to operate, or to recommend a suitable Nova licensee to operate, any Licensed Department(s) pursuant to Section 5.5 Subsection (b), Sears shall have the right to offer the opportunity to operate such Licensed Department(s) to any person or organization it so chooses and Nova shall have no rights or interests of any kind in such Licensed Department(s).

5.7 During the Initial Term and any Renewal Term of this Agreement, Nova, and its officers, and employees shall employ their expertise and experience relating to the retailing of health food and fitness products and services industry exclusively for the benefit of the operation and provision of the Management Services and the Retail Services. Neither Nova nor any of its officers, its officer's spouses or its directors shall, directly or indirectly, have any interest in or provide services to any person or business whose activities are the same, similar to or competitive with, the operation and provision of the Management Services and/or the Retail Services other than those activities that may be required in the operation of Sears Health Food Shops under a license agreement with the Owner.

6.0 FINANCIAL STATEMENT

6.1 Prior to commencing operations under this Agreement and on a monthly basis thereafter, Nova shall furnish to Sears an acceptable statement of Nova's financial condition which shall include but not be limited to:

(a) Nova's Monthly Balance Sheet; and,

(b) Nova's Monthly Income Statement; and,

(c) List of Nova's accounts payable summary, by vendor, upon request.

7.0 TERM

7.1 The initial term (the "Initial Term") of this Agreement shall be for three
(3) years commencing on February 7th, 2001 and terminating on February 7th, 2004. Unless earlier terminated in accordance with this Agreement. The Initial Term shall be automatically renewed thereafter for one (1) further term of one
(1) year (the "First Renewal Term") followed successively by one (1) further term of one (1) year (the "Second Renewal Term"), on the same terms and conditions as herein set out.

7.2 Notwithstanding Section 7.1, if both parties wish to vary the terms and conditions of this Agreement for any Renewal Term, the parties shall conduct negotiations, in good faith, to mutually agree upon amended terms and conditions at least ninety (90) days prior to the expiry of the Initial Term or any Renewal Term, as the case may be, failing which this Agreement shall be renewed on the same terms and conditions, unless earlier terminated in accordance with this Agreement.

7.3 Upon the termination of the Second Renewal Term this Agreement may be renewed by the parties, on an annual basis, on such terms and conditions as may be mutually agreed at least ninety (90) days prior to the end of the renewal term. Should the parties fail to reach any such mutual agreement, this Agreement shall expire on its termination date without any further act of the parties hereto being necessary to confirm such expiration.

8.0 COMMISSION AND FEES

8.1 In consideration of Nova's provision of the Management Services and the rights granted to Nova to provide the Retail Services under the terms, provisions and conditions this Agreement, Nova shall pay to Sears and Sears shall be entitled to receive from Nova a Commission which shall be the sum of:

(a) [*****] percent ([***] %) of the Net Sales generated by the sale of Health Food And Fitness Products And Services through the On Premise Retail Format from January 30th, 2001 to June 29th, 2002;

(b) [*****] percent ([***] %) of the Net Sales generated by the sale of Health Food and Fitness Products and Services through the On Premise Retail Format from June 30th, 2002 to June 28th, 2003;

(c) [*****] percent ([***] %) of the Net Sales generated by the sale of Health Food and Fitness Products and Services through the On Premise Retail Format from June 29th, 2003; plus,

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(d) [*****] percent ([***] %) of the Net Sales generated by the sale of Health Food And Fitness Products And Services through the Free Standing Retail Format; plus,

(e) [*****] percent ([***] %) of the Net Sales generated by the sale of Health Food And Fitness Products And Services through the Direct Marketing Retail Format fulfilled from a Nova provided facility; plus,

(f) [*****] percent ([***] %) of the Net Sales generated by the sale of Health Food And Fitness Products And Services through the Direct Marketing Retail Format fulfilled from a Sears provided facility; plus,

(g) [*****] percent ([***] %) of the Net Sales generated by the sale of Health Food And Fitness Products And Services through the Internet Marketing Retail Format fulfilled from a Nova provided facility; plus,

(h) [*****] percent ([***]10%) of the Net Sales generated by the sale of Health Food And Fitness Products And Services through the Internet Marketing Retail Format fulfilled from a Sears provided facility.

8.2 Nova acknowledges that in arriving at the Commission above, it was taken into account that all goodwill generated by the operation and provision of the Management Services and the Retail Services under the Trade Mark enures completely to the benefit of Sears and that neither Nova or the Licensee(s) have any right, title or interest in said goodwill.

8.3 For all sales generated by the sale of Health Food And Fitness Products And Services through the Free Standing Retail Format, the Direct Marketing Retail Format and the Internet Marketing Retail Format, processed through Licensee provided point of sale equipment Nova agrees to pay and Sears shall have the right to deduct a credit card plan fee based on a percentage of each Gross Sale processed through any Sears credit card plan including sales made to Customers on both the Sears and Eatons credit cards. The fee charged by Sears and paid by Nova shall be negotiated between Nova and Sears Corporate Credit Department 753.

8.4 For all sales generated by the sale of Health Food And Fitness Products And Services through the Free Standing Retail Format, the Direct Marketing Retail Format and the Internet Marketing Retail Format processed through Licensee provided point of sale equipment Nova agrees to pay all installation and communication charges and all third party credit card fees as provided for in Nova's independent agreement with any third party credit service providers.

9.0 NOVA'S COMMISSION

9.1 Sears acknowledges that under the terms, provisions and conditions of the Nova License Agreement, Nova is entitled to receive from Licensee(s) a commission which represents a fixed percentage of the Net Sales generated by the sale of Health Food And Fitness Products And Services by the Licensee(s).

9.2 Nova acknowledges that this commission is fair and equitable and the only payment due and owing for all ongoing services provided to the Licensee(s) under the Nova License Agreement with the exception of expenses that Nova may charge to the Licensee(s) for Nova's initial costs as outlined in Section 12.2, Subsection (e), or for Licensee(s) employee training or Licensee(s) training seminars

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

or conferences as outlined in Section 12.3, Subsection (c) and Subsection (d), of this Agreement and/or payments due and or owing as specified in the Nova License Agreement.

10.0 SETTLEMENT

10.1 For Licensed Department(s) located in Designated Store(s), Sears shall provide a daily change fund with all receipts being processed on a daily basis through the administrative services offered in the Designated Store(s). An account will be kept by Sears of all such receipts and Sears shall have the right to retain out of such receipts the Commission herein provided to be paid by Nova to Sears, together with any and all other moneys that may be due under this Agreement.

10.2 Pursuant to Section 10.2 of the Operating License Agreement, each Licensee(s) has authorized and directed Sears to deliver to Nova all moneys due and owing to the Licensee(s) from the sale of Health Food And Fitness Products And Services.

10.3 Sears shall calculate a weekly interim remittance and process said remittance to Nova, within twelve (12) working days, in an amount equal to eighty five percent (85%) of the weekly Net Sales receipts generated by the sale of Health Food And Fitness Products And Services by Nova and each Licensee(s) through the On Premise Retail Format, the Direct Marketing Retail Format and the Internet Marketing Retail Format and recorded through a Sears point of sale and credit authorization system.

10.4 For each location operated under the Free Standing Retail Format, the Direct Marketing Retail Format and the Internet Marketing Retail Format Nova shall provide to Sears a dated and verifiable weekly sales report, reporting the Net Sales generated by the sale of Health Food And Fitness Products And Services processed through each Nova and/or Licensee(s) provided, Sears approved, point of sale and credit authorization system, for each fiscal week of each monthly fiscal period, within five (5) days of the end of each fiscal week, in a form and manner approved by Sears including, but not limited to, Gross Sales, returns, credits, allowances, Sears, Nova and Licensee(s) employee discounts, provincial sales taxes, goods and service taxes and any other applicable taxes and Net Sales by method of payment ("Weekly Sales Report").

10.5 Nova acknowledges that the failure to report all Net Sales generated by the sale of Health Food And Fitness Products and Services on the Weekly Sales Report as required under Section 10.3 will be deemed to be a misappropriation of funds and will be cause for immediate termination by Sears of this Agreement and/or an Operating License Agreement under the provisions of Section 25.1, Subsection (p) hereof.

10.6 Sears shall calculate a weekly remittance and process said remittance to Nova, within ten (10) working days, in an amount equal to the amount of Net Sales receipts processed on Sears Credit Card system less the Commissions owed to Sears on the total Net Sales reported by Nova and the Licensee(s) on the Weekly Sales Report, generated through the On Premise Retail Format, the Direct Marketing Retail Format and the Internet Retail Marketing Format that are processed and recorded through a Licensee provided, Sears approved, point of sale and credit authorization system.

10.7 Sears shall prepare an end of month settlement report showing all Net Sales reported and generated by the sale of Health Food And Fitness Products And Services, by Nova and each individual Licensee(s), by Designated Retail Format and the appropriate Commission percentage rate and dollars pursuant to Section
8.1 of this Agreement and Section 8.1 of the Operating License Agreement.

10.8 Nova acknowledges and agrees that no funds shall be remitted to Nova, on Nova's or Licensee(s)' behalf, for the sales generated through a Licensed Department(s) located in a Designated Facility(s) until such time as the Weekly Sales Report is completed and received by Sears D/786LDA. In the event no sales are transacted by Nova or a Licensee(s) during the relevant fiscal week, a nil Weekly Sales Report shall be submitted. The Weekly Sales Report shall be prepared in the form and delivered in the manner prescribed by Sears and include any other information Sears may require for its records and auditing purposes.

10.9 Sears, after first retaining out of the Net Sales receipts generated through the sale of Health Food And Fitness Products And Services in the Licensed Department(s) located in Designated Store(s) and the Net Sales receipts generated through the sale of Health Food And Fitness Products And Services recorded on Sears Credit Card systems in the On Premise Retail Format, all moneys due and owing to Sears under the terms of this Agreement, shall remit the moneys remaining from said Net Sales receipts to Nova, on behalf of the Licensee(s), pursuant to Section 10.2 of this Agreement, within twelve (12) working days of the end of each monthly fiscal period.

10.10 Pursuant to Section 29.1 Subsection (b) of this Agreement and Section 29.1 Subsection (b) of the Operating License Agreement no remittance will be forwarded to Nova, on behalf of Nova or any Licensee(s), until such time as an appropriate, current Workman's Compensation Certificate of Clearance or its equivalent is received by Sears.

10.11 Pursuant to the terms and conditions of the Operating License Agreement and the Nova License Agreement, Sears acknowledges that Nova will deduct Nova's Commission and the Marketing Levy from the moneys remitted by Sears to Nova, and Nova shall remit a settlement to each Licensee(s) in accordance with the terms of the Operating License Agreement and the Nova License Agreement.

11.0 CASH AND CREDIT SALES

11.1 All sales generated from the sale of Health Food And Fitness Products And Services shall be made only on Sears regularly established credit plans, Sears approved third party credit plans, debit card, cash, cheque or money order and shall be recorded through a Sears approved point of sale register and system.

11.2 In the On Premise Retail Format and/or the Direct Marketing Retail format and/or the Internet Retail Marketing Retail Format operated from a Sears provided facility, Nova may accept payment from the Customer(s) on Sears regularly established credit plans or on Sears approved third party credit plans provided approval of each credit sale is obtained and Nova agrees that:

(a) approval of the appropriate Sears Credit Central is required and shall be obtained by Nova for each individual credit sale on a Sears regularly established credit plan; such approval to be granted at the sole discretion of the appropriate Sears Credit Central; and,

(b) authorization approval from the appropriate third party credit services provider is required and shall be obtained by Nova for each individual credit sale on a Sears approved third party credit plan and the authorization number, Customer(s)'s full account number, expiry date, Customer(s)'s name, address and phone number shall be shown; and,

(c) no part of the carrying or interest charge which may be levied by Sears in connection with any credit sale on a Sears regularly established credit plan, or by any third party on any Sears approved third party credit plan shall be payable to or credited in any way to Nova; and,

(d) it shall be responsible for and charged with any losses on any credit sale for which the proper approval procedures have not been followed; and

(e) it shall comply with all provisions of federal, provincial and territorial laws governing credit sales and their solicitation, including but not limited to provisions dealing with disclosures to Customer(s), finance charges and the like.

11.3 In the On Premise Retail Format and/or the Direct Marketing Retail format and/or the Internet Retail Marketing Retail Format operated from a Sears provided facility, Nova may accept payment from the Customer(s) in cash, on debit card, where this method of payment is accepted in the Designated Store(s) or Sears facility, or in the form of cheques or money orders made payable only to Sears Canada Inc., and Nova agrees:

(a) to make certain that all cheques are properly completed with the current date, the correct amount (in both locations), Customer(s)'s address, telephone number, Sears account number or driver's license number and Customer(s)'s signature; and,

(b) that cheques which are deficient in any of the above areas shall be returned to Nova and Nova shall reimburse Sears for any loss, including any of Sears Commission lost as a result of Nova's failure to obtain the properly completed cheques; and,

(c) any and all losses which may be sustained by Sears by reason of nonpayment of any cheque or money order upon presentment shall be borne by and charged to Nova and Sears shall have no liability with respect thereto. Sears will make whatever effort it deems reasonable to collect on such cheque prior to returning said cheque to Nova; and

(d) to be accountable to Sears, at all times, for the full amount of all cash, cheque or money order payments made by Customer(s). Any shortage in or manipulation of such payments will be deemed to be a misappropriation of funds and will be cause for immediate termination of this Agreement by Sears under the provisions of Clause 21.3 hereof.

11.4 For sales generated through the Free Standing Retail Format, the Direct Marketing Retail Format and the Internet Retail Marketing Format operated from a Nova provided facility, Nova may accept payment from Customer(s) on Sears regularly established credit plans or on Nova arranged, Sears approved, third party credit plans provided approval of each credit sale is obtained and Nova agrees that:

(a) approval of the appropriate Sears Credit Central is required and shall be obtained by Nova for each individual credit sale on a Sears regularly established credit plan; such approval to be granted at the sole discretion of the appropriate Sears Credit Central;

(b) authorization approval from the appropriate third party credit services provider is required and shall be obtained by Nova for each individual credit sale on a third party credit plan and the authorization number, Customer(s)'s full account number, expiry date, Customer(s)'s name, address and phone number shall be shown;

(c) no part of the carrying or interest charge which may be levied by Sears in connection with any credit sale on a Sears regularly established credit plan shall be payable to or credited in any way to Nova;

(d) it shall be responsible for and charged with any losses on any credit sale for which the proper approval procedures have not been followed; and

(e) it shall comply with all provisions of federal, provincial and territorial laws governing credit sales and their solicitation, including but not limited to provisions dealing with disclosures to Customer(s), finance charges and the like.

11.5 For sales generated through the Free Standing Retail Format, the Direct Marketing Retail Format and the Internet Retail Marketing Format operated from a Nova provided facility, Nova may accept payment from Customer(s) in cash, on debit card, or in the form of cheques or money orders made payable to Nova, and Nova agrees:

(a) to make certain that all cheques are properly completed with the current date, the correct amount (in both locations), Customer(s)'s address, telephone number and Customer(s)'s signature;

(b) that cheques or money orders made out to Nova shall be the exclusive responsibility of Nova and Sears shall have no liability with respect thereto. Sears Commission shall not be reduced as a result of the non payment of such cheques upon presentation to the financial institution on which it is drawn;

(c) that it shall make whatever effort it deems reasonable to collect on such cheques.

12.0 NOVA'S MANAGEMENT SERVICES RESPONSIBILITIES TO SEARS UNDER THIS AGREEMENT

12.1 NOVA OPERATIONS MANUAL

(a) Nova to Prepare Nova Operations Manual.

Nova shall prepare the Nova Operations Manual and submit it to Sears for approval. The Nova Operations Manual shall include, but not be limited to, all standard forms to be used by Nova and Licensee(s) and the processes to be followed by Nova and Licensee(s) in the operation and provision of the Retail Services with respect to:

i) the proper use and protection of the Trade Mark;

ii) the quality and standards of performance in the provision of the Retail Services;

iii) the compliance with all federal, provincial, territorial and municipal laws and regulations including but not limited to those regarding product and services offered for sale, and employment;

iv) the form, content and delivery of Weekly Sales Reports and Nova's and Licensee(s) books, records and financial statement;

v) presentation, advertising and promotion, including but not limited to, sales and marketing methods and standards;

vi) the terms and conditions applicable to purchases from approved suppliers;

vii) the payment of any costs incurred on behalf of Nova and the Licensee(s) by Sears and their own payment of supplier invoices;

viii) the processing of credit sales through Sears credit facilities;

ix) the processing of cash, cheque, money order, debit card or any third party credit card sales and the financial responsibilities of Nova and the Licensee(s) in respect to these methods of payment;

x) the Sears Commission, Nova's Commission, the Marketing Levy, and any other amounts payable by the Licensee(s) to Sears pursuant to the Operating License Agreement or to Nova pursuant to the Nova License Agreement;

xi) Sears policies and Nova's and Licensee(s) responsibilities to address Customer complaints;

xii) the form and content of the landlord acknowledgment required by Section
20.11 of the Operating License Agreement;

xiii) Nova's employee and the Licensee(s)' employee discount at Sears and Sears Associate discount referenced in Sections 18.12 and 18.13 of the Operating License Agreement;

xiv) the insurance coverage required as referenced in Clause 29.0 of the Operating License Agreement;

xv) all such other forms, directions, procedures, standards or operating matters as Sears in its sole discretion may deem appropriate.

(b) Nova to Revise Nova Operations Manual.

Nova shall revise the Nova Operations Manual to incorporate revisions and updates, as often as required to ensure the Nova Operations Manual is consistently up to date, or as often as may be required by Sears, and in any event at least once annually. All such revisions shall be subject to Sears prior approval.

(c) Nova to Provide a Nova Operations Manual To Licensee(s). Nova shall provide Sears and each Licensee(s) with one free copy of the Nova Operations Manual and all revisions thereto in a timely manner.

12.2 RECRUITMENT OF LICENSEE(S)

(a) Recruitment of Qualified Licensee(s).

Based upon Sears requirements, and Nova's own ability to establish, operate and provide the Retail Services, Nova shall identify and recommend to Sears, for approval, appropriate, qualified, licensed, staffed, capitalized and equipped independent third party private ownership incorporated companies, holding a valid and subsistent Nova License Agreement, who are interested in establishing and operating a Licensed Department(s) for the provision of the Retail Services in Designated Facility(s) in Designated Market(s) (a "Potential Licensee(s)").

(b) Application by Potential Licensee(s).

With respect to each Potential Licensee(s), Nova shall provide to Sears, for its approval, a completed application in the form prescribed by Sears including but not limited to:

i) copies of the constating documents including Articles of Incorporation of the Potential Licensee(s) and any amendments thereto;

ii) financial statements of the Potential Licensee(s) including income statement and balance sheet for the current and past three years in the case of a currently operating company;

iii) current statement of financial worth of the principal owner of the Potential Licensee(s);

iv) security check on the principal owner of the Potential Licensee(s);

v) current certificate of clearance or equivalent document under the applicable workers' compensation, workplace safety and insurance legislation or equivalent legislation in the relevant province or territory of the Potential Licensee(s) in the case of a currently operating company;

vi) statement of gross sales and net sales and purchases by product category for the current and past three (3) fiscal years of the Potential Licensee(s) in the case of an operating company; and

vii) Potential License(s) credit rating report;

viii) Fully signed and executed Nova License Agreement between the Potential Licensee(s) and Nova.

(c) Preparation of Business Plan.

Nova and the Potential Licensee shall together prepare and provide to Sears together with each Potential Licensee(s) application, a business plan in the form previously approved by Sears. If said application is approved by Sears, Nova, with Licensee(s) assistance and approval, shall update the business plan at least once annually or more often as may be reasonably requested by Sears.

(d) Completion of Impact Study.

When the area of the market in which a Potential Licensee(s) is proposed to operate and provide the Retail Services is within five (5) kilometers of an existing Licensed Department(s) either in an existing Sears retail store or in a Designated Facility(s), Nova shall prepare and submit to Sears an impact study in the form previously approved by Sears, together with the application by a Potential Licensee(s).

(e) Costs to Licensee(s) for Nova's services in the Preparation of the Application, initial training of Trainee(s) and the initial Licensed Department(s) presentation setup.

i) Nova shall provide to the Potential Licensee(s) a written estimate of the costs that Nova will charge, upon approval of the application by Sears, to the Licensee(s) for the assistance provided by Nova in the preparation of the Licensee(s)'s complete application, for the initial mandatory training required to be provided by Nova to the Licensee(s) and Trainees and for any expenses incurred by Nova for assistance provided by Nova in the initial merchandise and fixture set up of any Licensed Department(s). Such estimates shall be reviewed by Sears. The written estimate shall be the maximum that may be charged to the Licensee(s) for all costs incurred by Nova for these services and shall reflect the actual costs incurred by Nova in the provision of these services. It is further understood by Sears and acknowledged by Nova that no other fees or charges will be levied or be expected to be paid by the Licensee(s) to Nova for any services provided by Nova in the preparation and presentation of the application or the initial training and physical set up of the Licensed Department(s).

ii) Nova acknowledges that in the event of a rejection of a Potential Licensee(s) application by Sears that no charges will be levied nor will any payment be expected or solicited from the rejected Potential Licensee(s), nor from Sears, for the services provided by Nova to the Potential Licensee(s) in the preparation, submission and presentation of the application.

(f) Sears Sole Discretion re Approval of Applications.

(i) Nova agrees that Sears may, in its sole discretion, either approve or reject any application by a Potential Licensee(s) for any reason whatsoever. Sears shall give written notice to Nova as to whether Sears approves or rejects an application and Sears shall not be deemed to have approved or rejected any application in the absence of such written notice. Sears shall have no financial responsibility to Nova for any costs incurred for the preparation or submission of an application or for any costs incurred by Nova as a result of Sears rejection of an application.

Prior to submission of an application to Sears, Nova shall ensure that the Potential Licensee(s) acknowledge in writing that the completion of an application does not in any way obligate Sears to approve a Potential Licensee(s) to operate and provide the Retail Services and that Sears shall have no financial responsibility to the Potential Licensee(s) for any costs incurred by the Potential Licensee(s) for the preparation or submission of an application.

(g) Operating License Agreement to be Executed.

Nova shall ensure that no Potential Licensee(s) is permitted to provide the Retail Services, or to advise third parties that it will be doing so, until Sears has approved the Potential Licensee(s) to operate and provide the Retail Services and an Operating License Agreement has been duly executed by Sears and delivered by all parties thereto.

12.3 TRAINING OF LICENSEE(S)

(a) Training of Licensee(s).

Upon execution and delivery of an Operating License Agreement by all parties thereto, Nova shall provide to each of the Licensee(s) officers, directors, shareholders and employees designated by Licensee (collectively, "Trainees" and individually, a "Trainee"), thorough training in all of the procedures, standards and systems which the Licensee(s) is required to use and adhere to in the provision of the Retail Services in a Licensed Department(s), including but not limited to the Operating License Agreement, the Nova License Agreement, the Nova Operations Manual, the computerized business systems, use and protection of the Trade Mark, the Retail Services approved suppliers, merchandising, advertising, selling skills, business administration and loss prevention.

(b) Nova to Ensure Understanding and Acknowledgment by Licensee(s).

Nova shall ensure that, at the completion of training, each Trainee thoroughly understands and specifically acknowledges to Nova and Sears in writing that they have received complete training and thoroughly understand each and every aspect of the Licensee(s) obligations and rights under the Operating License Agreement, the Nova License Agreement and the Nova Operations Manual, including specific acknowledgment that they understand the Licensee(s) obligations and any limitations on the Licensee(s) rights with respect to:

i) the Trade Mark in Clause 3.0 of the Operating License Agreement;

ii) the Commission and Fees in Sections 8.1, Subsections (a) and (b) and Section
8.3 of the Operating License Agreement;

iii) Nova's Commission in Section 9.1 of the Operating License Agreement;

iv) the Marketing Levy in Section 14.6 of the Operating License Agreement;

v) the inurement of all goodwill generated by the provision of the Retail Services under the Trade Mark to Sears in Section 3.13 and Section 16.1 of the Operating License Agreement;

vi) the noncompetitive covenant of the Licensee(s) in Section 27.8 of the Operating License Agreement;

vii) confidentiality of business and Customer information in Clause 21.0 of the Operating License Agreement;

viii) the requirement of the Licensee(s) to offer for sale only approved product from only approved suppliers in Section 12.2 of the Operating License Agreement and the required terms and conditions of purchases in the Nova Operations Manual and the Nova License Agreement;

ix) the requirement of the Licensee(s) to obtain an acknowledgment of employment from each employee in Section 18.10 of the Operating License Agreement;

x) Sears policy of "Satisfaction or Money Refunded" and resolution of Customer complaints in Clause 13.3 of the Operating License Agreement;

xi) the automatic termination of the Operating License Agreement upon the transfer or attempt to transfer the ownership of the Licensee(s) or the attempt to transfer any responsibilities to any third parties for the provision of the Retail Services in Section 25.1 Subsections (a), (b) and (c) of the Operating License Agreement;

xii) Sears right to terminate the Operating License Agreement for failure of Licensee(s) to meet the Expected Performance Level in Section 25.1 Subsection
(d) of the Operating License Agreement.

(c) Nova to Report to Sears on Licensee(s) Training.

i) Nova shall report to Sears upon completion of training of each new Trainee, which report shall include a list of all Licensee(s) and respective Trainees and confirmation of the duration and content of the training of each Trainee together with copies of the written acknowledgments of each Trainee within one month of the start of employment of respective Trainee by Licensee(s);

ii) Sears acknowledges that Nova will charge the actual costs incurred by Nova to provide such training to the applicable Licensee(s), such costs will not exceed the estimate provided to the Potential Licensee(s) and Sears, in writing, prior to the training being provided.

(d) Annual Training and Conferences.

Nova shall provide to the relevant employees of each Licensee(s), at least once annually, refresher training programs and/or conferences, or as otherwise required by Sears. Sears acknowledges that Nova may charge a reasonable fee for such programs and/or conferences to the applicable Licensee(s), which shall not exceed the actual costs incurred by Nova for the provision of these services.

12.4 SYSTEMS, STANDARDS AND INFORMATION TECHNOLOGY

(a) Nova to Develop, Maintain and Monitor.

Nova, as provided under the Nova License Agreement, shall develop, maintain, monitor, upgrade and provide to Licensee(s), all the systems, standards, processes, procedures and reports including but not limited to information technology, for the capture and reporting of sales, for purchasing systems, for inventory reporting and control, for business accounting and record keeping and for the creation and preservation of records and for Customer data, to be used in the provision of the Retail Services. It is understood by Sears and acknowledged by Nova that the cost of development, maintenance, monitoring, upgrading and provision to Licensee(s) of all such services shall be the sole responsibility of Nova and the Licensee's payment for these services has been considered in the establishment of Nova's Commission and shall not be a separate expense charged to the Licensee(s) or Sears.

12.5 CONTINUING SUPPORT AND MONITORING OF LICENSEES

(a) Nova to Support Licensee(s).

Nova shall provide to Licensee(s) continuing support in all aspects of the establishment, operation and provision of the Retail Services continuously, throughout the term of this Agreement, including but not limited to responding to Licensee(s) requests for direction, training, advice and assistance.

(b) Nova to Monitor Licensee(s).

Nova shall closely monitor and supervise the establishment, operation and provision of the Retail Services by each Licensee(s) continuously throughout the term of this Agreement, and shall take all appropriate action to ensure compliance by Licensee(s) with all of the terms, provisions and conditions of the Operating License Agreement, the Nova Operations Manual and the Nova License Agreement.

(c) Nova to Ensure and Provide Proof of Compliance by Licensee(s).

Nova shall request from all Licensee(s), collect and provide to Sears any and all documentation required under the terms and conditions of the Operating License Agreement, Nova License Agreement and the Nova Operation Manual. If a Licensee(s) fails to comply with any of the terms, provisions or conditions of the Operating License Agreement, Nova License Agreement or any of the requirements outlined in the Nova Operations Manual, Nova shall forthwith:

i) notify Sears in writing, setting out the nature of the noncompliance and the actions Nova is taking to ensure that the Licensee(s) rectifies same;

ii) unless otherwise directed by Sears, notify the Licensee(s) in writing, setting out in specific terms the nature of the noncompliance and the actions which the Licensee(s) is required to take to rectify same;

iii) take all other appropriate actions to ensure that the Licensee(s) rectifies the noncompliance including such actions as Sears may direct; and,

iv) inform Sears on a continuing and timely basis of the results of Nova's and Licensee(s)'s actions.

(d) Termination of an Operating License Agreement.

Should a Licensee(s) fail to rectify any noncompliance with the Operating License Agreement in a timely and effective manner and to Sears satisfaction, Nova shall, upon Sears issuance of a termination notice to a Licensee(s) take all actions necessary, at Nova's sole expense, to ensure compliance with Section
27.0 of the Operating License Agreement by a terminated Licensee(s).

(e) Nova's Acknowledgment.

Nova acknowledges and agrees:

i) that Sears has the right to terminate, in its sole discretion, any Operating License Agreement in accordance with the terms thereof; and

ii) that Nova shall have no claim whatsoever against Sears or Owner, and Nova hereby unconditionally and irrevocably waives any claim it may otherwise have, in respect of any termination of an Operating License Agreement, for any reason.

(f) Audit of Licensee(s) Books and Records by Nova.

Nova shall review and audit the books and records of any Licensee(s) forthwith upon the request of Sears and shall provide to Sears a complete and confidential report of such audit in a form acceptable to Sears.

(g) Examination of Licensee(s) Retail Premises, etc. by Nova.

i) Nova shall, at least twice per fiscal year, and upon reasonable notice to each Licensee(s), examine the vehicles, equipment, fixtures, merchandise, merchandise presentation and premises occupied for the provision of the Retail Services of each Licensee(s) during the Designated Store(s) Normal Business Hours or the Dedicated Facility(s) Normal Business Hours of the Licensee(s), and inspect all aspects of services provided to Customer(s), to ensure compliance with the Operating License Agreement, the Nova Operations Manual and the Nova License Agreement.

ii) Nova shall provide to Sears written reports of all such examinations and inspections, together with the actions taken by Nova to ensure that the Licensee(s) correct any deficiencies, and the results of such actions.

12.6 PROCUREMENT AND SUPPLIERS

(a) Nova's Responsibilities for Procurement.

i) Nova shall establish and maintain a Sears approved listing of Health Food And Fitness Products And Services and an effective procurement process for Health Food And Fitness Products And Services to be adhered to by the Licensee(s).

ii) Nova shall identify appropriate suppliers of Health Food And Fitness Products And Services. Nova shall negotiate the terms and conditions of the purchase by Licensee(s) of Sears approved and listed Health Food And Fitness Products And Services with such suppliers, which terms and conditions shall reflect the combined buying power of the Licensee(s) and appropriate rebates and discounts.

iii) Nova shall disclose to Sears and all Licensee(s) all buying terms, discounts, rebates, advertising allowances and any other cost advantages negotiated with all approved and listed suppliers. The income generated from the negotiated advertising rebates and/or advertising subsidies shall be considered moneys to be invested as advertising moneys pursuant to Section 12.8, Subsections (g) and (h) to promote Health Food And Fitness Products And Services to Customer(s). Discounts on the cost of goods negotiated by Nova, on behalf of Nova and the Licensee(s), to promote approved product at reduced selling prices or to increase profit margins shall be passed on to the Licensee(s), in their entirety by Nova. Volume rebates negotiated by Nova shall be considered part of Nova's operating revenues and Nova shall not be required by this Agreement to distribute any volume rebate discounts to Sears or to the Licensee(s).

(b) Standards of Quality and Performance.

Nova agrees in the selection of suppliers and the listing of Sears approved products and services which can be purchased and offered for sale by the Licensee(s) as Health Food And Fitness Products And Services, Nova shall observe no less than the minimum standards of quality and performance of products and services as set forth and in compliance with all applicable legislative, regulatory and industry requirements and Sears standards. Sears or its designate shall have the right, as licensor and Attorney-in-fact of Owner, to inspect all aspects of the Health Food And Fitness Products And Services and the provision the Retail Services by Licensee(s) from time to time to ensure that the quality and performance of such products and services meets its approval.

(c) Nova's Purchases.

i) Nova hereby agrees that all purchases and contracts made or entered into by it in connection with the establishment, operation and provision the Retail Services and the operation and provision of Management Services pursuant to this Agreement shall be made solely in the name of Nova and under no circumstances shall any legal document, purchase order, letterhead or other document, expense or obligation of any kind whatsoever be identified with Sears or the Owner.

ii) Under no circumstances will Nova make any purchases or incur any obligation or expense of any kind whatsoever in the name of, or on behalf of, Sears or the Owner.

iii) Prior to making any purchases or entering into any agreements involving the establishment, operation and provision of the Retail Services and the provision of Management Services, Nova shall inform the vendor of the product or service being purchased, by written notice to the vendor, with a copy to Sears, that Sears is not obligated in any way for, or as a result of, any purchases made or agreements entered into by Nova.

iv) Prior to listing any approved Health Food And Fitness Products And Services for the purchase and resale by Licensee(s), Nova shall inform the vendor of the product or service being listed that Sears is not obligated in any way for, or as a result of, any listing or purchase made by the Licensee(s).

v) Nova shall promptly pay all obligations incurred in connection with the establishment, operation and provision of the Retail Services and the operation and provision of the Management Services, including but not limited to those for merchandise, product, labour, material and services and will hold Sears and the Owner free and harmless from any and all claims, cost or liabilities incurred in the establishment, conduct, operation and provision of the Retail Services and the provision of the Management Services.

vi) In the event Nova fails to comply, in whole or in part, with Section 12.6 Subsection (c) items i), ii), iii) and iv) of this Agreement, Sears may, in addition to any other remedies afforded it under this Agreement, request and Nova shall, within thirty (30) days of a written request, furnish Sears with the names and addresses of all parties from whom it purchases merchandise, products and/or services for sale or use under this Agreement, as well as the name and addresses of all other parties with whom it may have any business or contractual relationships in connection with the conduct, operation and provision of the Services under this Agreement.

vii) Nova agrees that in the event a supplier of Nova makes representation and provides verifiable documentation to Sears of an amount owing to said supplier by Nova incurred in the establishment, operation and provision of the Retail Services and/or the provision of the Management Services, and Nova has not met the agreed terms of the payment, Sears may, after discussion with Nova, withhold the amount of any such invoice from any settlement due and owing to Nova until such time as Nova provides proof of payment or documentation from the supplier that the supplier waives any claim it may believe it has against Sears for payment of unpaid invoices.

viii) In the event such invoices are not paid and either the Owner or Sears is held legally responsible for any reason, or in the event that the refusal or inability of Nova to pay such invoices, incurred through the establishment, operation and provision of the Retail Services and/or the operation and provision of the Management Services, is in Sears sole opinion, detrimental to Sears reputation, Sears, after discussion with Nova, may pay such invoices and deduct such payments from any settlement due and owing Nova together with any expenses paid by Sears to discharge such invoice and/or lien plus Sears administrative costs and any legal fees and disbursements.

12.7 CUSTOMER AND/OR LICENSEE COMPLAINT HANDLING

(a) Nova shall investigate all Customer(s) complaints received by it or forwarded to it by Licensee(s) and/or Sears and shall, acting on Sears and the Licensee(s) behalf settle the Customer(s) complaint in accordance with Sears Customer Service Policy of Satisfaction Guaranteed or Money Refunded.

(b) Nova shall maintain a file recording all Customer(s) complaints and shall produce a monthly report detailing the Customer(s), the complaint and the manner in which each complaint was addressed and resolved. The individual Customer(s) files shall be made available to Sears, upon request, and shall include a record of any adjustments made with the Customer(s).

(c) Nova acknowledges Sears right, at Sears sole discretion, after discussions with Nova or Nova's employees, to intervene in any situation in which the resolution of any complaint or controversy is unsatisfactory to a Customer(s), and Nova shall follow Sears direction and instructions regarding implementation of a resolution.

(d) Nova acknowledges Sears right, at Sears sole discretion, after discussion with Nova or Nova's employees, to intervene in any situation in which a resolution of a complaint made by a Licensee(s) against Nova has not been addressed by Nova in accordance with the Nova License Agreement, and Nova shall follow Sears direction and instructions regarding implementation of a resolution in accordance with the Nova License Agreement.

12.8 ADVERTISING, MARKETING AND PUBLICITY

(a) Nova shall develop, prepare and present for Sears approval, no later than the first (1) day of June each year, or as otherwise required by Sears to meet Sears financial planning requirements for the ensuing year, expansion plans for the operation and provision of the Retail Services in each Designated Retail Format, in each Designated Market(s), in each Licensed Department(s) in each Designated Store(s) and in each Designated Facility(s) in order to grow Sears share of the retail health food and fitness sales market.

(b) Nova shall, when required by Sears, develop and prepare floor plans and construction drawings to Sears specifications, for the implementation and/or refurbishment of Licensed Department(s) locations.

(c) Nova shall develop and present for Sears approval, prior to it being used, all display materials, product training and consumer literature, signing, fixturing and furniture that will be authorized for use in the operation and provision of the Retail Services and the presentation and promotion of Health Food and Fitness Products And Services in Licensed Department(s) locations.

(d) Nova shall develop and negotiate, with each Licensee(s), an agreed annual plan for each Licensed Department(s), in each Designated Store(s) or Designated Facility(s). The plan shall provide an acceptable to Sears, level of Net Sales growth supported by an outline of the competitive situation, market potential, planned promotional activity, planned changes to merchandise and/or services offered through the operation and provision of the Retail Services and any proposed remerchandising plans.

(e) Nova shall prepare an annual expansion of facilities plan for a proposed number of new Licensed Department(s) in new or current Designated Store(s) or Designated Facility(s), proposed planned expansion in each Designated Retail Format(s) and the resulting Net Sales growth to be achieved.

(f) Nova shall present these individual and combined plans to Sears, for Sears approval, no later than the first (1st) day of June in the year prior to the year planned, or as otherwise required to meet Sears financial planning requirements for the ensuing year. The combined financial Net Sales plan, supported by the planned facilities growth and market expansion plans, for each individual Licensed Department(s) and each Designated Retail Format(s) shall be the yearly Expected Performance Level required of Nova under this Agreement.

(g) Nova shall prepare, for all Licensed Department(s), an annual national advertising program based on a minimum media advertising expenditure budget of [*****] percent ([***] %) of the annual Net Sales planned for Licensed Departments(s). These budgeted dollars shall be the combined minimum amount spent by Nova and the Licensee(s) on Sears approved advertising media and the distribution of same for the promotion of the Health Food And Fitness Products And Services offered for sale through Licensed Department(s) on an annual fiscal calendar basis. Funding for this national advertising plan shall be composed of [***] percent ([***] %) of all Net Sales generated by Nova through its operation and provision of the Retail Services in Licensed Department(s), the Marketing Levy paid by Licensee(s) to Nova, and funds generated through Nova negotiated, supplier paid, cooperative advertising moneys. Any Nova negotiated, supplier paid, cooperative advertising moneys over and above the [*****] percent ([***] %) of Net Sales needed to support the minimum media advertising expenditure of [*****] percent ([***] %) shall be used to promote the Health Food And Fitness Products And Services provided through the Licensed Department(s).

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(h) Nova shall also prepare an annual national advertising program for the promotion and sale of the Health Food And Fitness Products And Services through the Direct Marketing Retail Format based on a minimum media advertising expenditure budget of [*****] percent ([***] %) of the annual Net Sales planned for the Direct Marketing Retail Format. These budgeted dollars shall be the minimum amount spent by Nova in the planned fiscal year, on Sears approved Direct Marketing Retail Format media promotion of the Health Food and Fitness Products And Services.

(i) The total yearly national advertising plan and planned expenses shall be presented to Sears by Nova, no later than the first (1) day of June in the year prior to the year planned, or as otherwise required to meet Sears financial planning requirements. Such national advertising plan and planned expenses shall have the prior approval and support of Licensee(s) before being presented to Sears.

Nova shall be required to provide a quarterly accounting to Sears and all Licensee(s) of all the Marketing Levy funds collected in addition to all funds collected from suppliers for cooperative subsidized advertising and all media expenses incurred that are charged to these revenues as part of the national advertising expenditure.

(k) Nova covenants and agrees to pay any and all national advertising expenses incurred by it in the promotion of Health Food And Fitness Products And Services from the total of the funds collected through the Marketing Levy plus the funds collect from suppliers for subsidized advertising, to promote the Health Food And Fitness Products And Services in accordance with the provisions of this Agreement.

(l) Nova agrees, in the event the annual total of the Marketing Levy and the funds collected from the suppliers for subsidized advertising is insufficient to retire the advertising costs incurred on an annual basis, Nova shall immediately pay any shortfall to advertising suppliers. Neither Sears nor any Licensee(s) shall in any way be held accountable for any such shortfall.

(m) For the purposes of defining the minimum media advertising expenditure it is agreed that the payroll spent by Nova in the preparation, the actual preparation costs and/or any contractual arrangement cost for the preparation of art work and type for any media advertising are considered an expense to Nova and are not considered media advertising expense in the context of the minimum media advertising expenditure budget in Section 12.8 Subsections (g) and (h). The expense incurred by Nova to print and distribute in store regular and promotional signing, flyer advertising, produce and air electronic media advertising, and the purchase of any media advertising space shall be considered media advertising and shall be costed as part of the advertising expense included in the minimum media advertising expense plan.

(n) Nova shall not market, advertise or offer for sale any promotion, plan or package which requires a Customer(s) to prepay for a product and/or service that is intended to be delivered to the Customer(s) at a future date.

(o) Nova shall not offer or promote any Customer(s) program which may provide Customer(s) future benefits based on a current Customer(s) purchase or commitment without the prior written approval of Sears, such approval may be unreasonably and arbitrarily withheld.

(p) Nova shall prepare and present to Sears for approval, pursuant to Section 12.8, Subsection (r), and upon written approval by Sears, produce and distribute all national advertising promotions in accordance with the yearly approved plan.

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(q) At Licensee(s) request, Nova shall prepare, and upon written approval from Sears, provide all advertising materials required for Licensee(s)'s individual local advertising programs. Such advertising material shall be provided to Licensee(s) by Nova as part of the Management Services provided by Nova to the Licensee(s) and no payment for such preparation and provision of these advertising materials shall be required from the Licensee(s); however the Licensee(s) shall be responsible for all media costs associated with the placing and running of such advertising programs in their Designated Market(s) and shall be a marketing expense to the Licensee(s) in addition to the Marketing Levy and such expense shall not be considered as part of the minimum national advertising expenditure pursuant to Section 12.8, Subsection (g).

(r) All signs, advertising copy, including, but not limited to, sales brochures, newspaper advertisements, yellow pages advertisements, radio and television commercials, and all sales promotional plans and devices, including reward programs, coupons and contests, which may be utilized by Nova and/or Licensee(s) in order to advertise and actively promote the Health Food And Fitness Products And Services, shall first be submitted to Sears National Editorial Department 727P, Toronto and Sears Licensed Businesses, Department 895A for approval. Nova agrees that it will not issue any such advertising material or conduct any such sales promotional plan or device without such prior approval.

(s) Sears shall have the right to refuse its approval of any of the said advertising or promotional material insofar as it may not properly use the Trade Mark or insofar as it may subject Sears to: liability; loss of goodwill; damage to Sears reputation, Customer relations or government relations; or because it does not adhere to the requirements of any federal, provincial, territorial or municipal legislation, regulation or ordinance governing advertising practices or because of the failure of such advertising to conform to community or Sears standards of good taste and honest dealing.

(t) Nova agrees that all Yellow Page advertising, if any, for the promotion of Health Food And Fitness Products And Services shall be expensed as part of the national advertising program, committed to and placed by Nova, through Sears designated agent in the same way Sears places Yellow Page advertising for all other Sears merchandise and service departments.

(u) Nova hereby agrees to reimburse Sears for all expenses, including but not limited to advertising, incurred by Sears on behalf of Nova and requested by Nova, within thirty (30) days after the said expense(s) are incurred by Sears. Sears shall retain out of the following monthly settlement due and owing Nova the amount of said expense(s) with interest, if any, due Sears.

(v) Nova will not issue any publicity or press release regarding its contractual relations with Sears or the Owner hereunder, or regarding Nova's or Sears activities hereunder, without obtaining from Sears National Manager, Licensed Businesses, Department 895A, or from such other person said National Manager shall designate, prior written approval and consent to any such release, which approval and consent may be withheld.

(w) Nova will not utilize any telemarketing solicitation as part of its advertising or promotional programs without obtaining specific written approval for such telemarketing solicitation from Sears National Manager, Licensed Businesses, Department 895A, or from such other person said National Manager shall designate. If approved, any such telemarketing solicitation shall be conducted only in accordance with Sears policies and procedures.

(x) Nova may establish an Internet Web site for communication with Customer(s). The Web site must reside on the Sears web server and conform to the Licensed Businesses on the Internet form attached hereto as Schedule "F" which must be signed and dated as part of this Agreement. The implementation, content and maintenance of this Web site shall be through and with the approval of Sears Department 728, Electronic Commerce.

(y) Nova shall make reference in any print advertising of the Health Food And Fitness Products And Services that Sears credit services are available, subject to prior approval of Sears as outlined in Section 12.8 Subsection (r).

13.0 BOOKS, RECORDS AND AUDIT RIGHTS

13.1 Nova shall keep and maintain books and records for the establishment, operation and provision of the Retail Services and the Management Services in accordance with generally accepted accounting principles which accurately reflect the Gross and Net Sales revenue, expenses, accounts payable, accounts receivable, balance and income statements of Nova. Sears shall have the right, at any reasonable time, and for a period of two (2) years after the expiration or any other termination of this Agreement, to review and audit the books and records of Nova to determine compliance with this Agreement.

13.2 Nova shall maintain separate books and records in accordance with generally accepted accounting principles as these books relate to the Marketing Levy and shall complete a quarterly report ("Management Quarterly Report"), not later than the end of the next fiscal quarter, detailing the income from the Marketing Levy on a quarterly and accumulated basis together with detailed source subsidies and the net media purchase and distribution expenses incurred in each Designated Market(s) in the advertising of the Health Food and Fitness Products And Services. An accounting of the net income and the net expenditures shall be provided to Sears and each Licensee(s) quarterly.

13.3 Nova shall, at Nova's expense, provide to Sears or its representative for inspection or auditing, such forms, stock sheets, reports, records, financial statements and other information as Sears may reasonably require, within forty eight (48) hours of a request from Sears and at such reasonable times as Sears may specify in writing. Nova shall make such financial and other information available at such locations as Sears may request, and shall afford Sears or its representative full and free access thereto during Management Services Normal Business Hours. Sears or its representative shall have the right to communicate freely with Licensee's employees, and to make extracts from, and copies of all such information.

13.4 If an inspection or audit determines that income generated as advertising subsidies from Health Food And Fitness Products And Services suppliers or from the Marketing Levy has been understated or that media advertising expenses incurred have been overstated by Nova, Nova shall immediately put in place a marketing program to promote Health Food And Fitness Products And Services, approved by the Licensee(s) and Sears.

13.5 If the required Commission payments or reports are delinquent, or if an inspection or audit should reveal that Gross and/or Net Sales generated from the sale of Health Food And Fitness Products And Services have been understated in any Weekly Sales Report of Licensed Department(s) located in Designated Facility(s) or if Net Sales have not been processed and recorded through the Sears point of sale system in Licensed Department(s) located in Designated Store(s), or if Net Sales generated through the Direct Marketing Retail Format, or if Net Sales generated through the Internet

Marketing Retail Format have not been reported by Nova from Nova operated Retail Services then Nova shall immediately pay to Sears the amount overdue, understated or unreported.

13.6 If an inspection or audit discloses an understatement of Net Sales of two and one half percent (2.5%) or more, or the Marketing Levy or source advertising subsidies have been understated by two and one half percent (2.5%) or more, or the media advertising expenses have been overstated by more than two and one half (2.5%) then Nova shall in addition to immediate payment of such understated Commission amounts, reimburse Sears for all expenses connected with the inspection or audit including but not limited to travel expenses and reasonable accounting and legal fees. The foregoing remedies shall be in addition to any other rights Sears may have and shall survive the termination or expiration of this Agreement.

13.7 Nova shall permit Sears, at any time during Designated Store(s), Dedicated Facility(s), Direct Marketing and Management Services Normal Business Hours to examine the records, equipment and the premises of the Nova operated Licensed Department(s), the Nova offices and any other premises, facilities or equipment used by Nova for the establishment, operation and provision of the Retail and Management Services, and to confer with managers and employees of Nova to ensure compliance with this Agreement.

14.0 GOODWILL

14.1 All goodwill in, or generated by the establishment, operation and provision of the Management Services and the Retail Services, and the sale of Health Food And Fitness Products And Services under the Trade Mark, shall enure to the sole and exclusive benefit of Sears and shall reside in the Trade Mark. Nova shall not ever have any right, title or interest in said goodwill. Nova hereby unconditionally and irrevocably transfers and assigns to Sears any and all rights it may have or may claim to have, now and in the future, to said goodwill.

15.0 RELATIONSHIP - INDEPENDENT CONTRACTOR

15.1 It is intended that Nova shall operate in the capacity of an independent contractor, and that nothing contained in or done pursuant to this Agreement is to be construed as creating a partnership, agency or joint venture between or among any of the parties to this Agreement and, except as may be otherwise expressly provided in this Agreement, no party shall become bound by any conduct, representation, act or omission of any other party.

15.2 Nova shall not do any act or make any statement that may imply that Sears in any manner owns or controls Nova or operates or provides the Retail Services or the Management Services.

16.0 EMPLOYEES AND EMPLOYEE DISCOUNTS

16.1 Nova shall at all times staff the operation for the provision of the Retail Services and the Management Services with sufficient qualified personnel who shall demonstrate the morals, safe work habits and attitudes necessary to produce and maintain good relations with the Licensee(s) and with Customer(s).

16.2 Nova shall not authorize any person other than its own employees to perform any of Nova's obligations under this Agreement on Nova's behalf without the prior written consent of Sears.

16.3 Nova shall diligently supervise its employees in order to protect and enhance the reputation and goodwill of Sears and Owner and to develop and maintain high and uniform standards for all aspects of the establishment, operation and provision of the Management Services and the Retail Services.

16.4 Nova shall have no authority to employ persons on behalf of Sears and no employees of Nova shall be considered to be employees or agents of Sears, said employees at all times remaining employees of Nova who shall have the sole and exclusive control over labour and employee relations policies and policies relating to wages, hours of work, working conditions, and conditions of its employees.

16.5 Nova shall have the sole and exclusive right to hire, transfer, suspend, lay off, recall, promote, assign, discipline, adjust grievances and discharge said employees, provided, however, that at any time Sears so requests, Nova will transfer from the premises operated for the provision of the Retail Services and the Management Services any employee who is objectionable to Sears for reasons of safety or security of Customer(s), Licensee(s) employees, Sears employees or merchandise, or impairment of Sears reputation, goodwill or Customer(s) or Licensee(s) relations. If Sears objects to any such employee, and Nova refuses to transfer such employee and the conditions which caused Sears to object continue, Sears shall have the right but not the obligation to terminate this Agreement by giving thirty (30) days notice in writing to Nova.

16.6 Nova shall have complete responsibility for all salaries and other compensation of all of its employees and will make all necessary salary deductions and withholdings from said employees' salaries and other compensation, and Nova shall have full responsibility for the payment of any and all contributions, taxes and assessments including any applicable to Workers' Compensation legislation and agrees to meet all other requirements of the Employment Insurance and federal, provincial and territorial withholding of income tax laws on all salary and other compensation of said employees.

16.7 Nova shall comply with all federal, provincial, territorial and local laws and regulations regarding but not limited to compensation, hours of work, and other laws and regulations regarding minimum compensation, overtime and equal opportunities for employment.

16.8 Nova and its employees shall comply with Sears general rules and regulations which are from time to time in effect in a Designated Store(s) relating to the conduct of Nova and its employees on the said store premises.

16.9 Nova and its employees while establishing, operating and providing the Retail Services and the Management Services under this Agreement, shall comply with any and all federal, provincial, territorial and local laws, regulations and ordinances and industry standards applicable to such operations and to the products sold in such operations.

16.10 Nova shall prepare and have all its employees who are engaged in the establishment, operation and provision of the Retail Services and the Management Services sign an Understanding of Employment form, a sample of which is attached as Schedule "E" hereto, such form to be kept on file and available to Sears upon request, with a copy provided to each employee.

16.11 Nova shall protect, defend, indemnify and hold Sears harmless, from and against all claims, actions or costs (including legal costs, retroactive wages, awards, damages and penaltie(s) made against Sears including but not limited to any claims, actions or costs;

(a) by any employee of Nova and/or Licensee(s) for salaries and wages, fringe benefits, compensation, arbitration, severance or relocation costs; and/or,

(b) by any employee of Nova and/or Licensee(s) under the Workers' Compensation Act (Ontario) or equivalent legislation in any province; and/or,

(c) by any employee of Nova and/or Licensee(s) arising out of any actual or alleged negligence, act or omission of any party, including Sears, except where said act or omission by Sears is the sole cause of said claim; and/or,

(d) by any employee of Nova and/or Licensee(s) arising out of employment or termination of employment for any reason whatsoever.

16.12 Sears agrees to grant a discount of fifteen percent (15%) on all purchases made from Sears by employees of Nova and/or the Licensee(s) working on a regular scheduled basis and reporting to work in a Licensed Department(s) located in a Designated Store(s) who's employment is solely dedicated to the operation and provision of the Retail Services in such Designated Store(s). Such discount shall be allowed under the terms and conditions as specified by Sears in the Sears Personnel Manual, Employee Discounts section (Paragraph 4 - 6 ) and in any updates or revisions thereto.

16.13 Nova shall grant all Sears employees a discount of fifteen percent (15%), in addition to all approved applicable discounts offered to Customer(s) who are not Sears employees, on all Health Food And Fitness Products And Services purchased by Sears employees.

17.0 LOCATION, UTILITIES, MAINTENANCE OF NOVA'S HEAD OFFICE(S), FACILITIES, EQUIPMENT, SYSTEMS AND VEHICLES

17.1 Nova shall provide and maintain, at its sole expense, head office facilities in Canadian location(s) from which to operate and provide the Management Services and Sears shall not have any responsibility or liability relating to said location(s) or the operation thereof.

17.2 Unless authorized in writing by Sears or Sears designee, nothing on the outside of the premises of said location(s), visible to the public, shall make any reference to the Trade Mark or the relationship created under this Agreement.

17.3 Unless previously waived by Sears, Nova shall, forthwith upon execution of this Agreement, provide to Sears a written acknowledgment executed by the landlord of the Management Services premises, in which the landlord acknowledges to Nova and Sears that the landlord shall not seek recourse against Sears or any property of Sears which may be located in the Management Services premises in connection with any matters relevant to the relationship between Nova and the landlord.

17.4 Nova, at its sole expense, shall provide all vehicles, tools and equipment, Sears approved computer software and hardware, supplies and other items as may be necessary and proper for the establishment and ongoing operation and provision of Management Services.

17.5 All vehicles, tools and equipment used in the establishment and ongoing operation and provision of Management Services shall be the responsibility of Nova for all purposes. Nova shall be solely responsible for registration, licensing and insuring of same and for the payment of any and all taxes and assessments thereon and same shall be an expense of Nova. Sears shall have no responsibility for any expense in connection with the purchase, lease, maintenance, use or misuse of

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
same, said expenses being the sole responsibility of Nova. Neither Sears nor Licensee(s) shall be obligated to purchase or compensate Nova for any vehicle, equipment, software, supplies, products or merchandise or any other thing upon expiration or other termination of this Agreement or otherwise.

17.6 Nova shall keep all vehicles and equipment used in the establishment and ongoing operation and provision of Management Services in a clean and well-maintained condition at all times and all software and equipment shall be updated as required and maintained in good working order and repair.

17.7 Nova shall use any and all forms and materials required by Sears in the establishment and ongoing operation and provision of Management Services. Nova shall use any equipment, such as, but not limited to, computers and software designed and/or provided by Sears for the purpose of transmitting funds, recording transactions, accounting for merchandise and monies, or as otherwise required by Sears. Nothing in this Section 17.7 shall obligate Sears to provide any such forms, materials or equipment to Nova.

17.8 All telephone and facsimile numbers used in connection with the establishment, and ongoing operation and provision of the Management Services shall be dedicated numbers and shall be billed to Nova but shall be deemed to be the exclusive property of Sears.

17.9 Upon expiration or termination of this Agreement for any reason, Nova shall immediately, upon demand by Sears, cease to use such telephone numbers and shall transfer such telephone numbers to Sears or to such party as Sears may designate. Nova shall also notify the telephone service provider of any such transfer and shall use its best efforts to assist Sears in an orderly transfer of such telephone numbers.

17.10 To facilitate such transfer of telephone numbers, Nova agrees to sign a valid undated transfer of ownership of such telephone numbers in the form set out in Schedule "I" attached hereto, which Sears may exercise upon such termination or expiration, at its sole discretion, without liability to Nova.

18.0 FACILITIES, EQUIPMENT, SYSTEMS, UTILITIES, MAINTENANCE OF LICENSED DEPARTMENT(S) IN DESIGNATED STORE(S)

18.1 Nova shall, at Nova's sole expense, furnish the Licensed Department(s) located in Designated Store(s) with, and install, safe modern fixtures, counters, showcases, shelves, equipment and furniture which are in keeping with the Designated Store(s) appearance, which have been designed under Nova's direction, are required under the Nova Operations Manual, and are approved for use by Sears Department 728SP.

18.2 Nova shall, at Nova's sole expense, furnish all operating supplies, equipment, tools, vehicles, computer hardware and computer software as required under the Nova Operations Manual and approved by Sears for the operation and provision of the Retail Services.

18.3 Nova shall, at Nova's sole expense, maintain all furniture, fixtures, counters, showcases, shelves, equipment, tools and vehicles used in the operation and provision of the Retail Services in good working order, good repair, and update same as necessary and in keeping with Sears presentation standards and the Nova Operations Manual.

18.4 Nova shall, at Nova's sole expense, update computer hardware and software to support the systems and programs as required under the Nova Operation Manual, developed under the direction of Nova and approved by Sears, to operate and provide the Retail Services in a professional and competitive manner to Customer(s).

18.5 All vehicles, tools and equipment used in the establishment and ongoing operation and provision of the Retail Services in the On Premise Retail Format shall be the responsibility of Nova for all purposes. Nova shall be solely responsible for registration, licensing and insuring of same and for the payment of any and all taxes and assessments thereon. Sears shall have no responsibility for any expense in connection with the purchase, lease, maintenance, use or misuse of same, said expenses being the sole responsibility of Nova. Sears shall not be obligated to purchase or compensate Nova for any vehicle, equipment, software, supplies, products or merchandise or any other thing upon expiration or other termination of this Agreement or otherwise.

18.6 Nova shall at Sears request and at Nova's sole expense, upgrade and/or replace furniture, fixtures and/or equipment from time to time to maintain an appropriate overall presentation in keeping with the Designated Store(s) presentation.

18.7 Nova shall, at Nova's sole expense, be responsible for the cost of supply, construction and installation of all leasehold improvement to the Licensed Department(s) located in Designated Store(s) including but not limited to:

(a) the cost to raise or lower any existing ceiling to meet the Licensed Department(s) presentation requirements that differ from the Designated Store(s) standard;

(b) the cost to extend, shorten, replace or move existing sprinkler systems and heating/air conditioning ducts required by Nova in order to raise or lower the existing store selling floor ceilings.

(c) the additional cost of, and installation costs of, non-Sears standard floor coverings;

(d) the cost of, and installation cost of, any Licensed Department(s) specific lighting requested by Nova, including but not limited to track lighting, spot lighting, pot lighting, and flood lighting which is in addition to the store standard in ceiling lighting;

(e) the cost of, and installation cost of, any additional leasehold improvements that are requested by Nova that are particular to, and are required for, the operation and provision of the Retail Services;

(f) the cost of, construction costs of and installation costs of all plumbing, electrical and computer wiring, electrical connections and fixtures that are required and requested by Nova and approved by Sears Department 728SP, for the proper operation and provision of the Retail Services;

(g) the cost of, construction costs of and installation costs of, fixtures, display walls including but not limited to slat or slot wall, specific trims, decorative treatments, signing and sign holders, requested by Nova to enhance the presentation of the Licensed Department(s);

18.8 Nova shall, at Nova's sole expense, provide all construction, electrical, plumbing and elevation plans and drawings to Sears, in a manner and quantity specified by Sears, for the construction of any new Licensed Department(s) and any Licensed Department(s) being relocated or refurbished in Designated Store(s) at the request of either Nova or Sears.



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
18.9 Nova shall, at Nova's sole expense, furnish and install furniture, fixtures and equipment not specifically included in Section 18.1 hereof, so as to furnish and equip the Licensed Department(s) located in Designated Store(s) with safe, modern, sanitary and proper furniture, fixtures and equipment suitable for the operation and provision of the Retail Services and the professional presentation and sale of the Health Food And Fitness Products And Services provided that all such leasehold improvements, furniture, fixtures and equipment shall be subject to the written approval of Sears.

18.10 Sears shall, at Sears expense, except as set out hereunder, construct and install the following with respect to the Licensed Department(s) located within Designated Store(s) as required for the operation and provision of the Retail
Services:

(a) erect, finish and paint all perimeter and interior walls and doors as requested on Licensee supplied plans. In the event that Licensee elects to provide, at its expense, paper or vinyl wall coverings approved by Sears Department 728SP, then Sears will, at Sears expense, apply said wall coverings in lieu of the finish coat of paint;

(b) heating/air conditioning ducts and water sprinklers as required;

(c) a suspended ceiling at the height of, and in keeping with, the ceiling generally installed throughout the store;

(d) Sears standard floor coverings appropriate to, and in keeping with, the general standards of decor for the store;

(e) the boxing, finishing and painting of columns within the Licensed Department(s) within Designated Store(s);

(f) Sears standard departmental identification lettering. In the event Nova requires and provides at its own expense, other or additional department identification and/or signing, which meets Sears Department 728SP approval, then Sears will install same at Nova's expense;

(g) Sears standard in ceiling lighting as per the general standard of in ceiling lighting for the Designated Store(s);

(h) Sears standard electrical wiring to and within the Licensed Department(s) in a Designated Store(s), including only store standard appropriate switches, receptacles and covers;

(i) required water lines and drain lines for sinks up to the exterior wall of the Licensed Department(s) in a Designated Store(s).

18.11 Sears shall provide to Nova, for Licensed Department(s) located in Designated Store(s), all sales checks, cash register tapes and customer merchandise bags which shall be in Sears regular form as used in the Designated Store(s) provided Nova is using a Sears supplied point of sale register system.

18.12 Sears shall provide, for the Licensed Department(s) located in Designated Store(s), overnight storage of a locked fund bag. Anything to the contrary notwithstanding, Sears shall not be responsible for the contents of the said bag in any manner whatsoever.

18.13 Until such time as Sears shall provide a point of sale interface to Sears sales and credit approval system for Sears approved, Nova provided, point of sale equipment, Sears agrees to provide a cash register, as selected by Sears, for the Licensed Department(s) located within Designated Store(s), which shall remain the property of Sears.

18.14 At such time as Sears shall provide a third party point of sale interface to Sears sales and credit approval systems, Nova shall at Sears request, and at Nova's own expense, provide compatible, Sears approved, point of sale hardware and software systems which shall be owned, operated, updated and maintained by Nova.

18.15 Sears shall provide to Nova heat, light, electrical current, air conditioning, floor cleaning, general maintenance and resource protection in the Licensed Department(s) in Designated Store(s) as provided to all other selling departments in the store.

18.16 Sears shall provide telephone service to the Licensed Department(s) in Designated Store(s) provided Nova reimburse Sears for the cost of such telephone service, including a prorated share of the central switchboard expenses.

18.17 Sears shall not be liable to Nova nor shall Nova be able to claim compensation of any kind for Sears inability from time to time to provide Nova with the services specified in this Clause 18.0.

19.0 LOCATION, FACILITIES, EQUIPMENT, SYSTEMS, UTILITIES, MAINTENANCE OF LICENSED DEPARTMENT(S) LOCATED IN DESIGNATED FACILITY(S)

19.1 Nova shall, at Nova's sole expense, provide a suitable, Sears approved, retail location for any Licensed Department(s) it wishes to operate for the provision of the Retail Services in a Designated Facility(s) under the Free Standing Retail Format.

19.2 Nova shall, at Nova's sole expense, furnish the Licensed Department(s) located in Designated Facility(s) with and install, safe modern fixtures counters, showcases, shelves, equipment and furniture, which have been designed under Nova's direction, are required under the Nova Operations Manual and are approved by Sears Department 728SP.

19.3 Nova shall, at Nova's sole expense, furnish the Licensed Department(s) located in a Designated Facility(s) with all operating supplies, equipment, tools, vehicles, computer hardware and computer software, as required under the Nova Operation Manual and approved by Sears for the operation and provision of the Retail Services.

19.4 Nova shall, at Nova's sole expense, maintain all facilities, furniture, fixtures, counters, showcases, shelves, equipment, tools and vehicles used in the operation and provision of the Retail Services in Licensed Department(s) located in Designated Facility(s), in good working order, good repair and in keeping with Sears presentation standards and the Nova Operations Manual.

19.5 Nova shall, at Nova's sole expense, update computer hardware and software to support the systems and programs as required under the Nova Operation Manual, developed under the direction of Nova and approved by Sears, to operate and provide the Retail Services in a professional and competitive manner to Customer(s).

19.6 All vehicles, tools and equipment used in the establishment and ongoing operation and provision of the Retail Services in the Free Standing Retail Format shall be the responsibility of Nova for all purposes. Nova shall be solely responsible for registration, licensing and insuring of same and for the payment of any and all taxes and assessments thereon. Sears shall have no responsibility for any expense in connection with the purchase, lease, maintenance, use or misuse of same, said expenses being the sole responsibility of Nova. Sears shall not be obligated to purchase or compensate Nova for any vehicle, equipment, software, supplies, products or merchandise or any other thing upon expiration or other termination of this Agreement or otherwise.

19.7 Nova shall, at Sears request and at Nova's sole expense, upgrade and/or replace furniture, fixtures and equipment used in the Licensed Department(s) in Designated Facility(s), from time to time, to maintain an appropriate overall presentation in keeping with Sears presentation standards and the Nova Operations Manual.

19.8 Nova shall, at Nova's sole expense, provide all leasehold improvements necessary for the Licensed Department(s) located in Designated Facility(s) for the operation and professional provision of the Retail Services in keeping with Sears presentation standards and the Nova Operations Manual.

19.9 Nova shall, at Nova's sole expense, provide all services including but not limited to electrical, water, sewer, telephone, insurance fees and maintenance costs, rents, taxes, operating fees, and any and all occupancy, installation and operational charges encountered in the operation and provision of the Retail Services through the Licensed Department(s) located in Designated Facility(s).

19.10 Sears shall not have any responsibility or liability relating to the said Licensed Department(s) located in Designated Facility(s) used in the operation and provision of the Retail Services or the operation thereof.

19.11 Unless previously waived in writing by Sears, Nova shall, forthwith upon execution of this Agreement, provide to Sears a written acknowledgment, executed by the landlord of the Designated Facility(s) from which the Licensed Department(s) is operated, in the form and context set forth in the Nova Operations Manual, in which the landlord acknowledges to Nova and to Sears that the landlord shall not seek recourse against Sears or any of Sears property which may or may not be located in the Designated Facility(s) in connection with any matters relevant to the relationship between Nova and landlord.

19.12 Nova shall, at Nova's sole expense, provide Sears approved point of sale equipment, hardware and software, and shall maintain a Sears compatible and approved credit authorization system through a recognized, Sears approved, financial institution that will capture and provide Sears card credit sales as well as third party sales and credit approval transactions occurring from the operation and provision of the Retail Services through the Licensed Department(s) located in Designated Facility(s).

19.13 Nova shall use any and all forms and materials required by Sears in the operation and provision of the Retail Services through the Licensed Department(s) located in Designated Facility(s).

19.14 Nova shall only use equipment, such as but not limited to, computers and software designed and/or provided by Sears, and/or Nova and approved by Sears, for the purpose of transmitting funds, recording transactions, accounting for inventories and moneys, or as otherwise required by Sears. Nothing in Sections
19.13 and 19.14 shall obligate Sears to provide any such forms, materials or equipment to Nova.

19.15 All telephone and facsimile numbers used in connection with the operation and provision of the Retail Services through Licensed Department(s) located in Designated Facility(s) shall be

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
dedicated numbers used exclusively for the operation and provision of the Retail Services and shall be billed directly to Nova but shall be the exclusive property of Sears.

19.16 Should any moneys be due and owing by Nova to a telephone or facsimile service provider upon the expiration or termination of this Agreement, for any reason, Sears shall have the right to withhold from the final settlement such moneys as may be necessary to retire such obligation to the telephone or facsimile service provider.

20.0 LOCATION, EQUIPMENT, SYSTEMS, UTILITIES, MAINTENANCE IN FREE STANDING, NOVA PROVIDED, DIRECT MARKETING AND/OR INTERNET MARKETING RETAIL FORMAT FACILITIES

20.1 Nova shall, at Nova's sole expense, provide a suitable, Sears approved, location for any facility it wishes to operate for the provision of the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format.

20.2 Nova shall, at Nova's sole expense, furnish all, Sears approved, operating supplies and systems that it deems necessary to operate and provide the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format.

20.3 Nova shall, at Nova's sole expense, furnish, install in the approved facilities, safe fixtures, equipment and furniture, in keeping with all governmental regulations, including but not limited to those regulations and requirements concerning the working environment and safety standards for office and warehouse facilities, fixtures, equipment and furniture, for the operation and provision of the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format.

20.4 Nova shall, at Nova's sole expense, maintain all facilities, furniture, fixtures and equipment, used in the operation and provision of the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format, in good working order, good repair and in keeping with all governmental regulations and requirements, including but not limited to those regulations concerning the working environment and safety standards for office and warehouse facilities, fixtures, equipment and furniture.

20.5 Nova shall at Sears reasonable request and at Nova's sole expense, to upgrade and/or replace systems, furniture, fixtures and equipment in facilities provided by Nova for use in the operation and provision of the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format, from time to time, to maintain an appropriate overall level of service to the Customer(s) in keeping with Sears Customer(s) service standards.

20.6 Nova shall, at Nova's sole expense, provide all leasehold improvements necessary in such facilities for the professional, operation and provision of the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format, to maintain an appropriate overall level of service to the Customer(s) in keeping with Sears Customer(s) service standards.

20.7 Nova shall, at Nova's sole expense, provide all services including but not limited to electrical, water, sewer, telephone, insurance fees, rents, taxes, operating fees, and any and all occupancy, installation and operational charges encountered in the operation of the facilities provided by Nova for the provision of the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format.



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
20.8 Sears shall not have any responsibility or liability relating to the said facility(s) provided by Nova, for the provision of the Retail Services or the presentation and sale of Health Food And Fitness Products And Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format or the operation thereof.

20.9 Unless previously waived in writing by Sears, Nova shall, forthwith upon execution of this Agreement, provide to Sears a written acknowledgment, executed by the landlord of the facility(s) from which the Retail Services are provided, through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format, in the form and context set forth in the Nova Operations Manual, wherein the landlord acknowledges to Nova and to Sears that the landlord shall not seek recourse against Sears or any of Sears property which may or may not be located in the facility(s) in connection with any matters relevant to the relationship between Nova and landlord.

20.10 Nova shall, at Nova's sole expense, provide Sears approved, point of sale equipment, hardware and software, and shall maintain a Sears compatible and approved credit authorization system through a recognized, Sears approved, financial institution that will capture and provide Sears card credit sales as well as third party sales and credit approval transactions occurring from the operation and provision the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format.

20.11 Nova shall use any and all forms and materials required by Sears in the operation and provision of the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format. Nova shall use any equipment, such as but not limited to, computers and software designed and/or provided by Sears, and/or Nova and approved by Sears, for the purpose of transmitting funds, recording transactions, accounting for merchandise and moneys, or as otherwise required by Sears. Nothing in this Section 20.11 shall obligate Sears to provide any such forms, materials or equipment to Nova.

20.12 Nova shall be responsible for the entire cost of the installation of Sears approved telephone, facsimile and Internet systems and equipment and the full cost of ongoing operations of such equipment and/or systems necessary for the efficient operation and provision of the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format.

20.13 All telephone and facsimile numbers used in connection with the operation and provision of the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format shall be dedicated numbers used exclusively for the operation and provision of the Retail Services and shall be billed directly to Nova but shall be the exclusive property of Sears.

20.14 Should any moneys be due and owing by Nova to a telephone, facsimile or Internet service provider upon the expiration or termination of this Agreement for any reason, Sears shall have the right to withhold from the final settlement such moneys as may be necessary to retire such obligation to the telephone, facsimile and/or Internet service provider.

20.15 Nova shall, at its sole expense, provide all vehicles, tools and equipment, Sears approved computer software and hardware, supplies and other items as may be necessary and proper for the establishment and ongoing operation and provision of the Retail Services through the Direct Marketing Retail Format and/or the Internet Marketing Retail Format.

20.16 All vehicles, tools and equipment used in the establishment and ongoing operation and provision of the Retail Services through the Internet Marketing Retail Format and the Direct

Marketing Retail Format shall be the responsibility of Nova for all purposes. Nova shall be solely responsible for registration, licensing and insuring of same and for the payment of any and all taxes and assessments thereon. Sears shall have no responsibility for any expense in connection with the purchase, lease, maintenance, use or misuse of same, said expenses being the sole responsibility of Nova. Sears shall not be obligated to purchase or compensate Nova for any vehicle, equipment, software, supplies, products or merchandise or any other thing upon expiration or other termination of this Agreement or otherwise.

20.17 Nova shall keep all facilities, vehicles, and equipment used in the operation and provision of the Retail Services through the Internet Marketing Retail Format and the Direct Marketing Retail Format in a clean and well-maintained condition at all times and all software and equipment shall be updated as required and maintained in good working order and repair.

21.0 CONFIDENTIAL INFORMATION

21.1 All information relating to the establishment, operation and provision of the Retail Services, the operations, policies or processes of Sears including but not limited to all Customer(s) Lists, all Customer(s) information, including Sears operating methods and any Sears computer provided software (collectively, "Confidential Information") is deemed to be the exclusive property of Sears. Nova shall have no right, title or interest in the Confidential Information.

21.2 All Confidential Information shall be treated by Nova and it employees as confidential. Nova shall not, and shall not allow its employees to reproduce, release, disclose or in any other way make available or furnish, either directly or indirectly, any Confidential Information to any other person without the prior written consent of Sears. Nova shall ensure that all employee contracts contain an express written provision to this effect.

21.3 In particular, but not to exclusion of all other Confidential Information;

(a) all Customer(s) lists and all Customer(s) information developed by Nova, or its employees, agents or the Licensee(s), from the operation of or from records generated as a result of the conduct or provision of Management Services or through the operation and provision of the Retail Services by Nova or the Licensee(s) or through information made available through the provision of services to the Licensee(s), either during the Initial Term of this Agreement or any renewal hereof, or after termination of this Agreement, are deemed to be confidential and the exclusive property of Sears (unless prohibited by law).

(b) Nova shall not reproduce, release, disclose or in any way make available or furnish, either directly or indirectly, to any person, firm, corporation, association or organization at any time, any information concerning the Customer(s) of the Retail Services.

(c) Nova shall protect all such Customer(s) information from destruction, loss, theft, misuse or disclosure during the Initial Term and any Renewal term of this Agreement and until such Customer(s) lists and other information concerning Customer(s) are turned over to Sears.

(d) Nova agrees not to use, or permit to be used, such lists and information concerning Customer(s) or potential Customer(s) of the Retail Services in any manner except in the provision of the Retail Services.

(e) Upon termination of this Agreement for any reason, Nova shall immediately deliver to Sears all existing copies of Customer(s) and potential Customer(s) lists and copies of all other information concerning Customer(s), whether written or computerized or otherwise as permitted by law. Nova and its officers, directors, employees, agents, designees, successors and assigns, shall not use any information concerning Customer(s) or to solicit any Customer(s) in any manner whatsoever.

22.0 LAWS, PERMITS, LICENSES AND ORDINANCES

22.1 Nova shall, at its sole expense, obtain all permits and licenses which may be required under any applicable federal, provincial, territorial or local law, ordinance, rule or regulation by virtue of any act performed in connection with the establishment, conduct, operation and provision of the Management Services and the Retail Services in any of the Retail Format(s).

22.2 Nova shall, in the establishment, conduct, operation and provision of the Management Services and/or the Retail Services and in the performance of this Agreement, comply fully with any and all applicable federal, provincial, territorial and local laws, ordinances, rules and regulations including industry rules, standards and guidelines including but not limited to those relevant to environmental matters and employment matters (including but not limited to compensation, hours of work, overtime and equal opportunities for employment). Nova shall comply with all federal and applicable provincial or territorial Human Rights, Employment Standards, Workers' Compensation, Workplace Safety and Insurance and labour relations legislation and all other equivalent or similar legislation.

22.3 Nova shall provide to Sears upon request, proof of registration as required by any applicable local, provincial or territorial requirements.

22.4 Nova agrees to prominently display its business license and, upon the request of Sears, to prominently display and do all such things as Sears may feel is reasonably necessary to inform Customer(s) that the Retail Services are operated and provided by Nova and not by Sears or the Owner.

23.0 FEES, TAXES

23.1 Nova shall, at its own expense, pay and discharge all license fees, business, realty, use, sales, goods and services, gross receipts, income, property or other similar or different taxes or assessments which may be charged, levied or payable in connection with the establishment, operation and provision of the Management and Retail Services by reason of any act performed in connection with any of the operations contemplated under this Agreement, excluding however, all taxes and assessments applicable to Sears income from Commission payable to Sears hereunder or applicable to Sears property.

24.0 TERMINATION WITH CAUSE ON THIRTY (30) DAYS NOTICE

24.1 This Agreement may be terminated by Sears or the Owner without cost, penalty or damages at any time for cause, upon giving at least thirty (30) days prior written notice to Nova. Sufficient cause for termination by Sears or the Owner shall include, but not be limited to:

(a) failure of Nova to comply with any of the terms, provisions or conditions of this Agreement if the failure is not rectified within such thirty (30) day period, following which Sears may, in its sole discretion, terminate this Agreement, upon written notice effective immediately;

(b) if Nova fails to remove an employee to which Sears objects pursuant to
Section 16.5, before the expiry of such thirty (30) day period.

24.2 Failure by Sears or the Owner to give notice or otherwise object to any attempt to correct any default, failure or breach under this Agreement by Nova or any waiver of the same by Sears or the Owner, shall not affect or impair Sears or the Owner's respective rights in respect of any subsequent default, failure or breach of the same or a different kind, nor shall any delay or omission by Sears or the Owner in exercising or failing to exercise any right arising from any default, failure or breach hereunder, affect or impair Sears or the Owner's rights in respect of the same or any other default, failure or breach.

25.0 TERMINATION WITH CAUSE IMMEDIATELY

25.1 Notwithstanding Section 24.1, this Agreement may, at the sole option of Sears, be terminated by Sears upon written notice to Nova effective immediately (unless prohibited by law), without cost, penalty or damages if the cause for termination is:

(a) any transfer of or any attempt to transfer this Agreement by Nova, either expressly or by operation of law; or,

(b) any authorization by Nova of persons other than Nova's employees to perform any of Nova's obligations under this Agreement on Nova's behalf without the prior written approval of Sears; or,

(c) any Change Of Control of Nova unless Nova shall have notified Sears in advance of such Change Of Control and obtained Sears written approval and consent to the operation and provision of Management Services and/or the operation and provision of the Retail Services by such new ownership or management; or,

(d) Nova's failure to meet the Expected Performance Level in any fiscal year;
or,

(e) Nova's failure to comply with its obligations with respect to the Trade Mark set forth in Clause 3.0 and to train, monitor, ensure compliance with, and inform Licensee on the use of the Trade Mark by Licensee(s) set out in Section 12.3, Subsection (b) and Subsection (c), Section 12.5 Subsection (b) and Subsection c); or,

(f) if Nova becomes insolvent or bankrupt; or,

(g) if Nova makes a proposal or files a notice of intention to make a proposal under the Bankruptcy and Insolvency Act (Canada); or,

(h) if Nova makes an application or files a notice of intention to make an application under the Companies' Creditors Arrangement Act (Canada); or,

(i) if a secured creditor of Nova gives notice of its intention to enforce its security on all or substantially all of the property of Nova; or,

(j) if any property of Nova passes into the hands of any receiver, assignee, officer of the law or creditor, pursuant to the Bankruptcy and Insolvency Act (Canada); or,

(k) if Nova vacates, abandons, or ceases to operate under this Agreement; or,



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
(l) if, in the sole discretion of Sears, the operations, conduct or business practices of Nova, its employees or agents are detrimental to Sears reputation, goodwill, relationship with Licensee(s) or Customer(s) and/or suppliers or otherwise adversely affects Sears operations, merchandise and/or property; or,

(m) the disclosure to any third party by Nova or any of its directors, officers, shareholders or employees of any Confidential Information; or,

(n) Nova fails to provide evidence of insurance as required by Section 29.1 or, in Sears sole discretion, the insurance policies obtained by Nova do not afford adequate protection for Sears and/or Owner, and Nova fails to provide to Sears evidence of insurance of such additional insurance as Sears may require, within fifteen (15) days of notice of same being given by Sears to Nova; or,

(o) any assignment, encumbrance or transfer or any attempt to assign, encumber or transfer any of Nova's rights or obligations under the Agreement; or,

(p) any misappropriation of funds, merchandise or property of Sears or misuse or misappropriation of the Marketing Levy or funds generated by Nova from sources as advertising funds to support the marketing of Health Food And Fitness Products And Services; or,

(q) the failure of Nova to provide timely, accurate Weekly Sales Reports.

25.2 Termination for cause by Sears shall not effect any other rights or remedies which Sears may have by reason hereof. Nova agrees to pay and discharge all costs and expenses including, without limitation, all legal fees and disbursements which may be incurred by Sears or the Owner in enforcing the terms herein.

25.3 Nova acknowledges that the termination for cause of this Agreement by Sears will not in any manner effect or terminate any Operating License Agreement with any Licensee(s) and that Nova's License Agreement with its licensee(s) will automatically terminate and Nova will not penalize or preclude in any manner any Licensee(s) from continuing to provide the Retail Services under a valid and subsisting Operating License Agreement.

25.4 In the event Sears give notice of its intention to terminate this Agreement pursuant to Clause 24.0 or 25.0 and Sears does not intend to also give notice of termination of the Operating License Agreements with Licensee(s), Nova agrees to relinquish at no cost to Sears, upon Sears request, all proprietary rights to the Nova Operations Manual, Nova's systems, processes, software, forms, and any other Nova proprietary information used in or generated by the operation and provision of the Management Services or the operation and provision of the Retail Services without payment for or liability for any damages by Sears to Nova.

26.0 TERMINATION WITHOUT CAUSE

26.1 Nova, Sears or the Owner shall each have the right, at any time during the Initial Term or any renewal hereof, to terminate this Agreement without cause, by giving to the other parties at least ninety (90) days' prior written notice of such termination.

26.2 Nova acknowledges that the termination of this Agreement, without cause, by Sears or the Owner does not in any manner effect or terminate any Operating License Agreement between Sears and its Licensee(s).

26.3 Nova acknowledges that the termination of this Agreement, without cause, by Sears or the Owner, without the termination by Sears or the Owner of the Operating License Agreements with Sears Licensee(s), will automatically terminate Nova's License Agreement with Licensee(s) and Nova will not penalize or preclude in any manner whatsoever any Licensee(s) from continuing to provide the Retail Services under a valid and subsisting Operating License Agreement.

26.4 In the event Sears gives notice of termination of this Agreement pursuant to Section 26.1 and Sears does not give notice of termination of the Operating License Agreements to Licensee(s), Nova agrees that Sears has the right to and Sears shall purchase from Nova all proprietary rights to the Nova Operations Manual, Nova's systems, processes, software, forms, and any and all Nova's proprietary information required to continue the provision of the Management Services. As total and final payment for all such proprietary rights Sears shall pay to Nova five percent (5%) of the Net Sales reported for the three (3) month period immediately preceding the effective date of termination. Such payment shall be made in three (3) equal monthly installments on the last day of each month for the three (3) month period immediately following the effective date of the termination.

26.5 Nova acknowledges that the termination of this Agreement, without cause, by Nova, does not in any manner effect or terminate any Operating License Agreement between Sears and Licensee(s) and that such termination by Nova of this Agreement without cause will automatically terminate Nova's License Agreement with Licensee(s) and Nova will not penalize or preclude in any manner whatsoever any Licensee(s) from continuing to operate and provide the Retail Services under a valid and subsisting Operating License Agreement.

26.6 In the event Nova gives notice of termination of this Agreement pursuant to
Section 26.1 and Sears does not terminate its Operating License Agreements with its Licensees Nova agrees that Sears has the right, but is not obligated, to purchase from Nova all Nova's proprietary rights to the Nova Operations Manual, Nova's systems, processes, software, forms, and any and all Nova's proprietary information required to continue the provision of the Management Services and the operation and provision of the Retail Services. In the event Sears chooses to exercise its right to purchase such proprietary rights Sears shall pay to Nova, as total and final payment for such proprietary rights, an amount equal to Nova's Commission paid to Nova for the three (3) month period immediately preceding the effective date of termination. Such payment shall be made in three
(3) equal monthly installments on the last day of each month for the three (3) month period immediately following the effective date of the termination.

26.7 In the event Sears gives notice of termination of this Agreement pursuant to Section 26.1 and at the same time also give notice of termination of all Operating License Agreements with Licensee(s) these notices of termination shall not in any manner effect or terminate Nova's License Agreement with Licensee's.

26.8 In the event Sears gives notice of termination of this Agreement pursuant to Section 26.1 to Nova and also gives notice to termination of the Operating License Agreements to Licensee(s) such termination shall be without penalty to, and without liability by, any party for any damages as a result of such termination and Sears shall not be obligated to purchase any of Nova's proprietary rights.

26.9 Nova agrees that Sears may, solely at Sears discretion and without penalty and liability, amend this Agreement, due to the closing of a Designated Store(s) during the Initial Term or any Renewal Term of this Agreement. Nova shall not be entitled to any notice of said Designated Store(s) closing prior to a public announcement of said closing. Nova shall not be entitled to recover damages, if any, incurred as a result of said closing from Sears or the Owner. The parties recognize that, because of the many factors involved, a requirement that Sears give notice to Nova of a Designated Store(s) closing before a public announcement is not possible.

26.10 Notwithstanding anything to the contrary herein contained, Nova hereby acknowledges that Sears marketing, merchandising, retailing and development plans are under constant review and that plans for such marketing, merchandising, retailing and development may change from time to time and such changes may necessitate the change of location, dimensions or amount of space of any or all the Licensed Department(s) locations in the Designated Store(s), or the termination of any or all of the Licensed Departments(s) locations in the Designated Store(s), or the redefinition of Designated Market(s) or the redefinition of, or termination of, one or all of the Designated Retail Format(s).

26.11 Nova understands and acknowledges that in the event Sears determines that a change of location, dimensions or amount of space occupied by any or all of the Nova operated Licensed Department(s) locations is necessary, Sears will, at its expense, move the existing fixtures, furniture and equipment to such changed location or space. If such changed location or space is not satisfactory to Nova, Nova may without cost, penalty or damage to Sears terminate the operation for the provision of the Retail Services at such changed location.

26.12 Nova understands and acknowledges that in the event Sears determines that a change of location, dimensions or amount of space occupied by any or all of the Licensee(s) operated Licensed Department(s) locations is necessary, Sears will, at its expense, move the existing fixtures, furniture and equipment to such changed location or space. If such changed location or space is not satisfactory to the operating Licensee(s), Licensee(s) may without cost, penalty or damage to Sears or Nova terminate its Operating License Agreement at such changed location, and its Nova License Agreement and the provisions of Clause
26.13 below will apply.

26.13 In the event Nova provides evidence to Sears, based on actual profit and loss statements that a specific Licensed Department(s) in a specific Designated Store(s) is not profitable for Nova or a Licensee(s) to operate, Sears will accept a ninety (90) day termination notice from Nova and will allow Nova and/or a Licensee to vacate the premises without prejudice to this Agreement. The closed Licensed Departments(s) in the Designated Store(s) will be removed from Schedule "B" and Nova acknowledges and agrees that Sears may offer health food and fitness products in that location under any format it may employ.

26.14 Nova acknowledges and agrees that if Sears terminates or amends this Agreement in accordance with the provisions of Sections 24.1, 25.1, 25.2, 25.3 25.4, 26.1, 26.2, 26.3, 26.4, 26.5, 26.7, 26.8, 26.9, 26.10, 26.11, 26.12 and
30.2 or if Nova terminates the Agreement in accordance with the provisions of
Section 26.6, or a Licensee(s) terminates its Operating License Agreement under
Section 26.1 of the Operating License Agreement;

a) such termination by Sears or Licensee(s) is entirely contemplated by Nova and is within the spirit of the negotiations for rights granted under this Agreement prior to, and at the time of, the execution of this Agreement;

b) the provisions of Sections 24.2, 25.2, 25.3, 25.4, 26.2, 26.3, 26.4 26.5,
26.6, 26.7, 26.8, 26.9, 26.10, 26.11, 26.12 and 30.2 the payments or lack of payments, penalties or damages provided for under Sections 24.2, 25.2, 25.3, 25.4, 26.2, 26.3, 26.4, 26.5, 26.6, 26.7, 26.8, 26.9, 26.10, 26.11, 26.12 and
30.2 are adequate, equitable and non-oppressive to Nova;

c) Nova hereby expressly and irrevocably waives any rights it may have with respect to the doctrine of good faith and fair dealing, if any, or the doctrine of recoupment, if any, and

d) Nova has been given opportunity to seek independent legal advice.

26.15 In the event a Licensee(s) gives notice of termination to Sears per
Section 26.1 or 30.2 of the Operating License Agreement, the affected Licensed Department(s) may, at the sole discretion of Sears, be removed from Schedule "B" of this Agreement. Sears may consider at its sole discretion and at the request of Nova to allow Nova to either operate such Licensed Department(s) itself pursuant to Section 4.1, or to recommend another Nova licensee to operate such Licensed Department(s) pursuant to Section 4.2 of this Agreement.

27.0 CONSEQUENCES UPON TERMINATION

27.1 After the termination of this Agreement in accordance with any of the terms herein, it is agreed that Nova shall not have any right or interest in future contracts entered into by Sears or the Owner relating to the operation of the same or any business similar to that contemplated by this Agreement and it is further agreed that Sears and the Owner may, without incurring any liability to
Nova:

(a) enter into an agreement for the operation and provision of the same or similar Management Services and/or Retail Services with any person or organization Sears chooses; or,

(b) directly operate and provide the same or similar Management Services and/or Retail Services itself; or,

(c) completely terminate the operation and provision of such Management Services and/or Retail Services.

27.2 Immediately upon expiration or other termination of this Agreement, Nova shall:

(a) cease all use of the Trade Mark and otherwise comply with the requirements of Section 3.16, and remove from the Management Services premises and vehicles and return to Sears, all signs, work orders, invoices and related documentation bearing the Trade Mark or any other Sears identification, failing which Sears shall have the right to enter the Management Services premises to do so at Nova's sole cost; and,

(b) return to Sears or as Sears may direct all Sears property, if any, including but not limited to all Confidential Information, employee identification cards, Sears merchandise, forms, signs, operating guides, sales and distribution reports; provide Sears the right to enter the Management Services premises to remove such property immediately upon expiration or other termination of this Agreement; and,

(c) cease to use all telephone and facsimile numbers used in the operation and provision of Management Services and the operation and provision of the Retail Services, transfer such numbers to Sears or as Sears may direct and notify the provider of the telephone and facsimile services of the transfer. Nova hereby appoints Sears as its true and lawful attorney in fact, for it and in its name, place and stead to execute and deliver any and all documents and instruments as may be required to transfer such telephone and facsimile numbers to Sears or as Sears may direct.

(d) To facilitate such transfer of telephone and facsimile numbers, Nova agrees to sign a valid, undated transfer of ownership of such numbers in the form set out in Schedule "I" attached hereto, which Sears may exercise upon such termination or expiration, at its sole discretion, without liability to Nova.

(e) Should any monies be due and owing to a telephone or facsimile service provider upon the expiration or termination of this Agreement for any reason, Sears shall have the right to withhold from the final settlement, such moneys as may be necessary to retire such obligation to the telephone and facsimile service provider.

27.3 Upon termination of this Agreement, except when terminated by Sears pursuant to Sections 26.7 and 26.8, Nova acknowledges and agrees that the Nova License Agreement with Licensee(s) will immediately terminate and that all moneys due and owing the Licensee(s) by Nova shall be immediately paid to Licensee(s).

27.4 Upon termination of this Agreement, except when terminated by Sears pursuant to Sections 26.7 and 26.8, Nova acknowledges and agrees that all advertising and marketing costs committed to by Nova for past or future promotion of the Health Food And Fitness Products And Services shall be paid by Nova and any surplus Marketing Levy moneys and/or any surplus source advertising subsidy moneys either held or owed to Nova by Health Food And Fitness Products And Services suppliers shall immediately become the property of Licensee(s) to be used for the express purpose of marketing the Health Food And Fitness Products And Services in each Designated Market for each Licensed Department(s) in a ratio comparable to the Net Sales generated by each Licensed Department during the previous year.

27.5 Each of Sears, Nova and the Licensee(s) shall be responsible for their own costs of disengagement. Nova acknowledges that neither Sears nor the Owner nor the Licensee(s) shall have any liability to Nova for any of Nova's disengagement or termination costs. Without limiting the generality of the foregoing, Nova shall assume, to the complete exoneration of Sears and Owner, all costs and expenses relating to Nova's legal, administration, overhead, employees' wages and all other costs relating to severance, pensions, unemployment insurance and employee contracts and Nova shall indemnify and hold Sears and Owner harmless from any and all claims, actions, costs and expenses arising therefrom.

27.6 The expiration or other termination of this Agreement shall not relieve any party from its obligations which survive the termination of this Agreement, including but not limited to the obligation to pay any amount due hereunder and the obligations and provisions of Sections 3.1, 12.8 Subsection (t), Sections
29.4 and 29.5 and Clauses 8.0, 13.0, 21.0, 22.0, 23.0, 28.0 and this Clause
27.0.

27.7 From and after expiration of this Agreement or its termination pursuant to any provision of this Agreement, Nova and its officers, directors, employees and agents shall not;

(a) solicit any Licensee(s) or any officer, director or shareholder of any Licensee(s); or

(b) solicit any Customers.

27.8 Notwithstanding Sections 25.3, 26.2, 26.3, 26.4, 26.5, 26.6, 26.7, 26.8,
26.9, 26.10, 26.11, 26.12, 26.13 and 27.7 if Sears terminates this Agreement pursuant to Sections 24.1, 25.1, 26.1 or 30.2 and Sears gives Notice of Termination of all Operating License Agreements to Licensee(s) then

Sections 25.3, 25.4, 26.3, 26.4, 26.5, 26.6 and 27.7 Subsection (a) shall not apply and Sears will neither prevent nor interfere with Nova should Nova solicit Licensee(s) or officers, directors or shareholders of any Licensee(s) after termination of this Agreement.

27.9 During the Initial Term and any Renewal Term and for a period of one (1) year following the expiration of this Agreement or its termination by Nova pursuant to any provision of this Agreement (other than Section 26.7 and Section
26.8 where Sears has given Notice of Termination of all the Operating License Agreements to Licensee(s)), Nova and its officers, whether as principal, agent, employee, consultant, director, officer, shareholder, beneficiary of a trust or otherwise, shall not have any interest in, be employed by or provide any services to any retail health food and fitness business in the market without the prior written consent of Sears, such consent may be arbitrarily withheld. If Nova breaches this Section 27.9 Sears shall be entitled to a decree or order restraining Nova, and Nova shall not plead in defense thereto that there would be an adequate remedy at law, it being recognized that the injury and damage resulting from such breach would be impossible to measure monetarily.

27.10 If Nova or any of its officers fail to comply with Section 27.7 or Section 27.9, in addition to any other rights or remedies of Sears under this Agreement at law or in equity, Nova shall repay to Sears the full amounts, if any, paid by Sears to Nova pursuant to Section 26.4 and Section 26.6 and Nova shall forfeit any other amounts which would otherwise have been payable to Nova pursuant to
Section 26.4 and Section 26.6.

28.0 INDEMNITY

28.1 Nova shall protect, defend, hold harmless and indemnify Sears and the Owner, and their respective directors, officers, employees, agents and assigns from and against:

(a) any and all penalties, judgments or fines of any nature or kind which may be sought to be enforced by reason of the alleged or actual violation by Nova, its employees, subcontractors or agents, Licensee(s), Licensee(s)'s employees, subcontractors or agents, of any federal, provincial, territorial or municipal law or regulation;

(b) any and all expenses, including but not limited to, reasonable legal fees and disbursements, suits, claims, demands, actions, causes of action, liabilities, damages and losses of any kind whatsoever (including, without limitation, death of or injury to persons and damage to property), actually or allegedly resulting from or connected with the conduct and operation of the Management Services by Nova, and/or the conduct and operation of the provision of the Retail Services by Nova and/or Licensee(s) including without limitation, goods sold, work done, services rendered or products utilized therein, lack of repair in or about said Management Services facilities operated by Nova and/or in the operation of the provision of the Retail Services by Nova and/or Licensee(s), the operation of or defects in any machinery, motor vehicles, or equipment used in connection with the provision of Management Services by Nova and/or in the provision of the Retail Services by Nova and/or License(s), or from the omission to act or commission of any act, lawful or unlawful, by Nova or its agents, employees or designees, and/or Licensee(s)'s agents, employees or designees, whether or not such act is within the scope of the employment of such agents, employees, or designees;

and notwithstanding anything to the contrary contained in this Agreement, such indemnification in respect of any breach, violation or nonperformance, damage to third party's property, injury or death occurring during the term will survive the termination of Agreement and any renewals thereof.

28.2 Nova shall release and hold harmless Sears and the Owner, their respective employees, officers and directors and all other companies owned, operated, controlled by or affiliated with Sears or the Owner from all and any damages or losses caused by Sears or the Owner.

29.0 INSURANCE

29.1 Nova shall, at its sole expense, obtain and maintain during the term of this Agreement, the following policies of insurance from a company or companies satisfactory to Sears and adequate to fully protect Sears, the Owner and Nova from and against all expenses, claims, actions, liabilities and losses arising out of the subjects covered by said policies of insurance:

(a) Workers' Compensation Insurance coverage with the applicable provincial or territorial Workers' Compensation Board and/or Employer's Liability Insurance covering all persons employed or working in the Management and Retail Services;

(b) Nova shall, every forty-five (45) day period, or other such period relevant to the applicable workers' compensation or workplace safety and insurance legislation or equivalent legislation in any province or territory in which the Management Services operations facility is located or operated and where the Retail Services are provided, provide to Sears a copy of Nova's and each Licensee(s)'s current workplace safety certificate of clearance or equivalent document.

(c) Comprehensive General Liability Insurance, including but not limited to Products and Completed Operations coverage with a 24 month indemnity period and containing a Contractual Liability Endorsement specifically covering Nova's indemnification of Sears and the Owner under this Agreement. The policy must contain a Cross Liability clause and must not have any exclusions for work done by subcontractors and/or sub-trades. The policy must also provide coverage for Non-Owned Automobile Liability as well as Tenant's Legal Liability. The limits of liability must not be less than five million ($5,000,000.00) dollars for bodily injury, death and property damage;

(d) Motor Vehicle Liability Insurance covering all vehicles used by Nova in connection with the Management Services and the Retail Services hereunder with limits of not less than two million ($2,000,000.00) dollars, combined single limit for bodily injury, death and property damage per accident;

(e) All Risk Property Insurance, including Theft upon Nova's property, equipment and merchandise utilized in the operation and provision of the Management Services and the operation and provision of the Retail Services. The policy shall also cover any and all Sears and/or Customer's merchandise in the care, custody and/or control of Nova in an amount not less than the Full Replacement Cost thereof;

(f) Nova shall also provide evidence of Employee Dishonesty coverage to include Nova and the employees of Nova in an amount not less than ten thousand ($10,000.00) dollars;

29.2 All policies of insurance mentioned above will name Sears Canada Inc. and Sears, Roebuck and Co. as Named Additional Insured and such policies shall not be subject to material change or cancellation except upon at least thirty (30) days prior written notice addressed to Sears Canada Inc., 222 Jarvis Street, Department 895A, Licensed Departments, Toronto, Ontario, M5B 2B8. Said policies shall be prepared in such a form that neither Sears nor the Owner shall be liable for any premiums therefor.

29.3 Every policy of insurance maintained or required to be maintained by Nova under this Agreement will contain a waiver of subrogation clause.

29.4 Nova shall furnish Sears with Original copies of all such policies or Certificates Of Insurance, certified by either Nova's insurance company or broker, as evidence of such insurance prior to the commencement of the operation for the provision of Management Services and the operation and provision of the Retail Services under this Agreement. If, in Sears sole opinion, such policies do not afford adequate protection for Sears and the Owner, Sears will so advise Nova and if Nova does not furnish evidence of such additional coverage within fifteen (15) days, Sears shall have the right, at its option, to obtain such additional insurance at the expense of Nova and deduct same from any payment to Nova on the settlement date as set out herein or to terminate the Agreement forthwith.

29.5 Nova will furnish Sears with Original copies of insurance policies or Certificates Of Insurance upon the anniversary date(s) of all applicable policies described herein including, but not limited to, confirmation of Workers' Compensation Insurance coverage. In the event Nova fails to provide evidence of insurance coverage on an annual basis, Sears shall have the right to obtain such additional insurance or to terminate the Agreement as set out in
Section 29.4.

29.6 Any approval by Sears of Nova's insurance policies or additional insurance obtained by Sears on Nova's behalf shall not relieve Nova of any responsibility hereunder.

30.0 LOSS, DAMAGE, DESTRUCTION, ETC.

30.1 Sears and the Owner shall not be responsible for or liable to Nova for any loss suffered by Nova or for any damage or injury to Nova or to Nova's property, or any Licensee(s) or to Licensee(s)'s property, or to the property of Nova's or Licensee(s)'s employees, agents or designees, by any cause whatsoever.

30.2 Should a Licensed Department(s) located in any Designated Store(s) or Designated Facility(s) be damaged by fire or any unavoidable casualty so as to render such location unfit for the carrying on of business and the same is not repaired and rendered fit within sixty (60) days thereafter, Sears or Nova shall have the right to terminate this Agreement as it relates to the damaged location in such Designated Store(s) or Designated Facility(s), by giving notice in writing of such termination, and Nova shall not be required to make any payment to Sears, nor shall Sears be required to make any payment to Nova for amounts owing from such damaged location during the period Nova has been prevented from carrying on the provision of the Retail Services in such damaged location by reason of such fire or other casualty.

31.0 CUMULATIVE REMEDIES

31.1 It is agreed that the remedies provided herein for any default, failure or breach of this Agreement by Nova are cumulative and shall not affect in any manner any other remedies that Sears or the Owner may have by reason of such default, failure or breach by Nova.

32.0 ASSIGNS

32.1 The provisions of this Agreement shall be binding upon Nova and upon its permitted successors and assigns, and shall be binding upon and enure to the benefit of Sears and the Owner and their respective successors and assigns. However, the parties agree that nothing herein contained shall authorize any assignment or sublicense under this Agreement or delegation of any duties in the operation and provision of the Management Services or the Retail Services hereunder by Nova without Sears prior written consent.

33.0 PREVIOUS AGREEMENTS

33.1 All prior arrangements or agreements concerning the provision of health food and fitness products and services and/or the operation of Sears health food and fitness shops by Nova or its franchisees in the Designated Store(s) or Designated Facility(s) or through Sears catalogue facilities are hereby canceled and the terms and provisions hereof are in each case substituted therefore, effective in each case with the close of business on the 30th day of June, 1999, provided that any payments required under said prior arrangements or agreements and any liabilities thereunder shall survive the cancellation of said prior arrangements or agreements.

34.0 NOTICE

34.1 All notices herein provided for or which may be given in connection with this Agreement shall be in writing and given by certified or registered mail with postage prepaid and return receipt requested or by private courier or by facsimile transmission with original copy forwarded by ordinary mail. If any such notice be given by Nova to Sears or the Owner, it shall be addressed to:

SEARS CANADA INC.
Attention: National Manager
Licensed Departments, Department 895A
222 Jarvis Street
Toronto, Ontario M5B 2B8

Facsimile No: (416) 941-3100

with a copy to:

SEARS CANADA INC.
Attention: The Secretary
Department 766
222 Jarvis Street
Toronto, Ontario
M5B 2B8

Facsimile No: (416) 941-2321

and a copy to:

SEARS, ROEBUCK AND CO.
Department 766 -1B6 - 311 B
Sears Merchandise Group
3333 Beverly Road
Hoffman Estates,
Illinois, USA
60176

Facsimile No: (708) 286-4511



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
and if given by Sears to Nova, such notice shall be addressed to:

3051356 NOVA SCOTIA COMPANY
7440 Fraser Park Drive
Burnaby, British Columbia
V5J 5B9

Facsimile No: (604) 433-7436

Any notice, if delivered personally or sent by facsimile transmission, shall be deemed to have been given on the date of delivery or transmission, and if mailed, shall be deemed to have been given on the fifth (5th) day following the date of mailing. When notice is delivered by facsimile transmission, the original notice must be delivered promptly thereafter.

35.0 PRICES

35.1 Nothing contained in this Agreement shall be construed as giving Sears or the Owner any right or power to affect or control the price of merchandise or services which shall be offered hereunder in the operation and provision of the Retail Services, said right and power being retained by Nova.

36.0 REPRESENTATIONS

36.1 It is understood that no promises or representations whatsoever have been made as to the potential amount of sales, profit or Nova's Commission, Nova can expect at any time during the term of this Agreement or the Nova License Agreement. Nova represents and warrants that it is solely responsible for any expenses incurred related to this Agreement and agrees that Sears and the Owner shall not be obligated for any expenses incurred by Nova in connection with any increase in the number of its employees or expenditures made by Nova for additional facilities or equipment.

37.0 OTHER AGREEMENTS

37.1 If any claim is made by a third party that this Agreement in any way contravenes any previous agreement entered into by Sears or such third party as to the operation of any Designated Store(s), the shopping centre or facility of which such Designated Store(s) forms a part, Sears shall conduct a thorough investigation of such claim and shall give Nova notice of such claim and disclose to Nova the results of such investigation. It is understood and agreed that if Sears determines that this Agreement does in fact contravene any such previous agreement then this Agreement shall be automatically terminated as it relates to such Designated Store(s); this Agreement shall otherwise continue and remain in full force and effect.

38.0 ILLEGAL PROVISION

38.1 If any provision in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

39.0 GOVERNING LAWS

39.1 This Agreement shall be interpreted and governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

40.0 ENTIRE AGREEMENT

40.1 This Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This Agreement shall not be amended except by a written instrument signed by Nova, Sears and Owner, subject only to the attached Schedule "A", Schedule "B", Schedule "C", Schedule "D" and Schedule "E", Schedule "F", Schedule "G", Schedule "H" and Schedule "I" which Schedules may be amended from time to time at the sole discretion of Sears, by written notice from Sears to Nova.

41.0 PARAGRAPH TITLES

41.1 The paragraph titles in this Agreement have been placed thereon for the mere convenience of the parties, and shall not be considered in any construction or interpretation of this Agreement.

42.0 APPROVALS AND CONSENTS

42.1 Any approvals or consents required to be obtained from Sears pursuant to this Agreement shall be in writing and at Sears sole discretion and may be withheld unreasonably or arbitrarily by Sears.

43.0 LANGUAGE

It is the express wish of the parties that this Agreement and any related documents be drawn up and executed in English. Il est la volonte expresse des parties que cette convention et tous les documents s'y rattachant soient rediges en anglaise.

44.0 SEVERABILITY

44.1 If any term, provision or condition of this Agreement shall be held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining terms, provisions and conditions shall be and remain in full force and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Nova, Sears and the Owner agree that all of the terms, provisions and conditions of this Agreement are reasonable and are not unduly harsh in the circumstances.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized signatories.

EXECUTED at Toronto, Ontario, this ____ day of ___________________, 2001.

SEARS CANADA INC.

by: _________________________________________
Executive Vice President

                                       c/s

by: _________________________________________
Secretary


SEARS, ROEBUCK AND CO.

by: _________________________________________
Its Attorney-in-fact
SEARS CANADA INC.



EXECUTED at ________________________, ______________________________, this _____
day of ___________________, 2001.


3051356 NOVA SCOTIA COMPANY


___________________________                       by:___________________________
(Witness Signature)                               Licensee Signature

Print Name:                                       Print Name:

                                                  Print Title:

                                                            c/s

                                                  (affix corporate seal)

[Execution by a corporation requires corporate seal. Execution by an individual or an unincorporated business requires a witness]

SCHEDULE "A"

Attached to and forming part of the Agreement dated February 7th, 2001 between SEARS CANADA INC., SEARS, ROEBUCK AND CO., and 3051356 NOVA SCOTIA COMPANY.

RETAIL FORMAT(S)

On Premise Retail Format - shall mean the operation of a Licensed Department(s) in a Sears retail store and/or Sears provided Designated Facility(s).

Free Standing Retail Format - shall mean the operation of a Licensed Department(s) in a Designated Facility(s) owned or leased and provided by Nova or a Licensee(s) in any location outside a Sears retail store.

Internet Marketing Retail Format - shall mean the marketing, operation and provision of the Retail Services through the Sears Canada Inc. Internet web site and fulfillment of the Customer(s) orders via direct parcel service to the Customer(s) residence from a centrally located facility or facilities operated by Nova.

Direct Marketing Retail Format - shall mean the marketing, operation and provision of the Retail Services through direct mail offers to Customer(s) with order taking through a 1-800 dedicated telephone service and fulfillment of Customer(s) orders via direct parcel service to Customer(s) residence from a centrally located facility or facilities operated by Nova.

SCHEDULE "B"

Attached to and forming part of the Agreement dated February 7th, 2001 between SEARS CANADA INC., SEARS, ROEBUCK AND CO., and 3051356 NOVA SCOTIA COMPANY.

"ON PREMISE" RETAIL FORMAT

STORE NAME                     STORE NUMBER                    STORE NAME                   STORE NUMBER
Abbotsford                     1835                            Belleville                   1027
Bonnie Doon                    1423                            Brentwood                    1836
Bramalea                       1049                            Burnaby                      1819
Carlingwood                    1011                            Chilliwack                   1822
Chinook                        1413                            Coquitlam                    1812
Garden City                    1424                            Kelowna                      1827
Kingston                       1024                            Kildonan                     1432
Kingsway                       1410                            Kingsway                     1410
Kitchener                      1013                            Limeridge                    1093
London                         1095                            Marlborough                  1426
Medicine Hat                   1428                            Mississauga                  1081
Moose Jaw                      1431                            Nanaimo                      1823
North Hill                     1411                            Oshawa                       1016
Pickering                      1034                            Polo Park                    1412
Prince Albert                  1434                            Prince George                1821
Promenade                      1097                            Red Deer                     1427
Regina                         1417                            Richmond                     1883
Saskatoon                      1414                            Sault Ste. Marie             1082
Scarborough                    1326                            Sherway Gardens              1329
South Centre                   1425                            South Gate                   1429
St. Catharines                 1014                            St. Laurent                  1015
Surrey                         1817                            Thunder Bay                  1418
Victoria                       1818                            Windsor                      1017


"FREE STANDING RETAIL FORMAT"

DESIGNATED                      POSTAL                       DESIGNATED                   POSTAL
MARKET(S)                       CODES                        MARKET(S)                    CODES
Nil


"DIRECT MARKETING RETAIL FORMAT"

Designated Market(s) is Canada

"INTERNET MARKETING RETAIL FORMAT"

Designated Market(s) is Canada

SCHEDULE "C"

Attached to and forming part of the Agreement dated February 7th, 2001 between SEARS CANADA INC., SEARS, ROEBUCK AND CO., and 3051356 NOVA SCOTIA COMPANY.

Initial And Renewal Terms Business Plan - Five Year

To be completed by Nova and submitted with executed copies.

SCHEDULE "D"

Attached to and forming part of the Agreement dated February 7th, 2001 between SEARS CANADA INC., SEARS, ROEBUCK AND CO., and 3051356 NOVA SCOTIA COMPANY.

HEALTH FOOD AND FITNESS PRODUCTS RETAIL SERVICES STANDARDS OF QUALITY AND PERFORMANCE

1. All products and services listed for purchase by Nova and/or the Licensee(s) from Nova approved suppliers or offered for sale to Customer(s) by Nova, the Licensee(s) and/or their respective employees, under the Trade Mark shall meet or exceed all minimum industry standards of quality and performance and shall be in compliance with all legislation, regulatory and industry requirements and guidelines.

2. All products and services offered for sale by Nova and/or any Licensee(s) under the Trade Mark shall be approved by Nova.

3. Nova, the Licensee(s) and their respective employees shall professionally meet all customer service standards as defined by Sears and shall adhere to Sears satisfaction guaranteed or money refunded policy in all Customer(s) transactions.

4. Nova shall ensure that all advertising for the Retail Services under the Trade Mark shall be approved by Sears prior to the use of such advertising in the marketplace and Nova shall assume all responsibility to ensure and hereby warrants that such advertising complies with all government regulations and meets all industry standards prior to being submitted for approval.

5. All On Premise and Free Standing Retail Format locations operated by Nova or the Licensee(s) shall be operated in a professional manner within the standards, policies and guidelines of the Designated Store(s) and in accordance with the Nova Operations Manual.

6. All Nova employees and the Licensee(s) and their employees shall participate in both Nova and Sears education and training programs, as required or directed, to meet the ongoing needs of the Customer(s) and the operation.

7. Nova shall insure that it remains current in all phases of the health food industry and will offer Customer(s) the most up to date Retail Services available in the industry.

SCHEDULE "E"

Attached to and forming part of the Agreement dated February 7th, 2001 between SEARS CANADA INC., SEARS, ROEBUCK AND CO., and 3051356 NOVA SCOTIA COMPANY.

THIS IS A REFERENCE SAMPLE

THIS STATEMENT MUST BE ON NOVA'S LETTERHEAD

Statement Of Understanding and Acknowledgment of Employer

I, ____(employee signature) ____, understand that 3051356 Nova Scotia Company is a Licensee of Sears Canada Inc. authorized to operate the Sears Health Food and Fitness Shop under a License agreement with Sears Canada Inc.

I understand that I am an employee of 3051356 Nova Scotia Company and not an employee of Sears Canada Inc.

I further understand that I am not and shall not be deemed to be an employee of Sears Canada Inc. for any purpose whatsoever, including but not limited to, any future claims pursuant to Workers' Compensation, Employment Standards or Human Rights Legislation or any other possible claims, actions or demands.

I further understand that I am not eligible for and will not be considered for employment at Sears Canada Inc. while I am an employee of 3051356 Nova Scotia Company.

I have read the above, I fully understand it and I sign this statement voluntarily.

_______________________    ________________________           _____________
(signature of employee)    (print name of employee)           (date)

I, ______(print authorized Nova signatory name)______ of 3051356 Nova Scotia Company am authorized to sign this statement on behalf of 3051356 Nova Scotia Company which operates Sears Health Food & Fitness Shops as a Licensee of Sears Canada Inc. and confirm that the above named is an employee of 3051356 Nova Scotia Company.

____________________________________________      _____________
(signature of authorized Licensee signatory)      (date)

SCHEDULE "F"

Attached to and forming part of the Agreement dated February 7th, 2001 between SEARS CANADA INC., SEARS, ROEBUCK AND CO., and 3051356 NOVA SCOTIA COMPANY.

LICENSED BUSINESSES ON THE INTERNET

Sears Canada has developed a web site on the Internet for communication with its customers. Licensed businesses are encouraged to participate on the Sears Canada web site, subject to the following procedures:

1. Location

All licensed business Internet web pages must reside in a licensed department sub site on the Sears Canada web server (www.sears.ca). This provides a common location and allows us to manage the image we present to our customers.

2. Web site Naming:

Licensed business sub sites will be named www.sears.ca/business/ where "business" is the common name of the business of that department, such as optical or health foods. This helps to build traffic for all businesses by providing a common, easy-to-remember root name.

For example, Sears Canada will create sub sites named as follows:

Sears Optical                       www.sears.ca/optical/

Sears Health Foods                  www.sears.ca/healthfoods/

Sears Carpet Cleaning               www.sears.ca/carpetcleaning

3. Creating Content

Developing the content for a licensed business sub site is the responsibility of the Licensee. Sears Department 728, Electronic Commerce, maintains web site content guidelines and will provide a current copy on request. These guidelines ensure that all sub sites have a complementary appearance and perform satisfactorily for the majority of users. Licensees must adhere to these guidelines.

Content development may be done internally by the licensee or contracted out. However, the appropriate Sears administrative department, as well as Department 728 Editorial and Department 728 Electronic Commerce must review and give written approval of the initial content of the sub site, and must provide prior approval for all subsequent content changes.

Sears will provide each licensee with direct access and update capabilities to the respective sub site directory so that they may maintain the appropriate pages.

Special web site programming or data base access can be arranged, but will require prior approval from Sears Department 728, Electronic Commerce.

Should a licensee wish to create a simple home page, it should contact Sears Department 728 Electronic Commerce which will assist in its creation.

4. Advertising:

Licensed businesses must not use the sub site name (URL) in any advertising media or in registries such as Yellow Pages until it has been approved in writing by the appropriate Sears administrative department. Once it has been approved, the URL should be included in the licensed businesses advertising in other media. Web site traffic will build only by making www.sears.ca broadly known.

Internet banner advertising may be purchased on other sites, providing it is consistent with the Sears Canada image and has received prior written approval from Sears Department 728 Editorial. No advertisements of third party merchandise or services or references to other companies or organizations may be placed on the sub site without prior written approval from the respective Sears administrative department, Department 728 Editorial and Department 728 Electronic Commerce.

No unsolicited Internet e-mail marketing (also known as spamming) is permitted by any Sears Licensed business.

5. Electronic Mail Facilities for Communication to Customers:

Sears Canada has a corporate arrangement with the IBM Global Network Canada
(IGN), to provide Internet access, including web browsing and Internet e-mail. This arrangement has also been extended to licensed businesses at the corporate rate (currently this is $29.99 per month plus GST) and will be billed via the Sears Accounting department.

As each licensee builds a sub site, one e-mail address will be required on the IGN system to communicate with customers. While alternative facilities may be used for web browsing, all e-mail being sent to Sears customers by the licensee must have the names Sears in its address (e.g., flowers@mail.sears.ca). The IGN service provides this capability.

Your Sears Canada/IGN e-mail userid is intended solely to communicate with customers, and must not be used to communicate with suppliers or in any manner that may imply that the business operator is Sears Canada Inc. E-mail userids for use to suppliers must use the business name of the licensee and not refer in any manner to Sears Canada Inc.

Sub-licensees or individual operators must obtain their own business Internet services themselves through any Internet Service Provider, and are not permitted to send e-mail directly to Sears Canada customers. The primary licensee is expected to perform this function on behalf of its sub-licensees, if it is required.

Sears maintains e-mail guidelines to assist in communicating with customers on the Internet, and will provide a current copy on request.

6. Professional Image and Conduct:

The Internet is receiving great scrutiny in the press. Each licensee must exercise caution that its employees understand the implications of their actions. Specifically, we require that:

The licensed business sub site will contain only Sears-approved pages and that no other pages of any kind (such as personal home pages, hobbies or other businesse(s) will be placed on the site.

Information which is received from customers through the Internet will be held in the strictest confidence, and used only for the purpose for which it was provided, and shall be deemed to be Confidential Information as defined in the License Agreement.

Employees will not use the Sears Internet access facilities for any non-business purpose (e.g., making personal comments in discussion groups or chat rooms, participating in Internet games, downloading non-business materials, etc.)

Licensees will be held strictly liable for all web site use by itself, its employees and sub-licensees.

I have reviewed these guidelines, and agree to abide by them. I understand that any breach of these procedures and guidelines by myself, my employees or sub-licensees will result in immediate removal of the licensed business sub site and may result in termination of my License Agreement with Sears Canada Inc.

_______________________                 _______________________
Licensee Corporate Name                 Date

per:___________________                 per:___________________
Signature                               Signature

_______________________                 _______________________
Name (printed)                          Name (printed)

_______________________                 _______________________
Title                                   Title

SCHEDULE "G"

Attached to and forming part of the Agreement dated February 7th, 2001 between SEARS CANADA INC., SEARS, ROEBUCK AND CO., and 3051356 NOVA SCOTIA COMPANY.

ADDITIONAL TRADE MARKS AUTHORIZED FOR USE

- SEARS CLUB MEMBERSHIP IS VERY REWARDING(R)

- CLUB SEARS C'EST TOUT A VOTRE AVANTAGE (MD)

- SEARS (R) HEALTH FOOD & FITNESS SHOPS

- CENTRE de SANTE et VITALITE SEARS (MD)

- Sears Health Food & Fitness Vitamin Club

- Sears Health Food - Live Better

APPENDIX "H"

Attached to and forming part of the Agreement dated February 7th, 2001 between SEARS CANADA INC., SEARS, ROEBUCK AND CO., and 3051356 NOVA SCOTIA COMPANY.

OPERATING LICENSE AGREEMENT

See Attached

APPENDIX "I"

Attached to and forming part of the Agreement dated February 7th, 2001 between SEARS CANADA INC., SEARS, ROEBUCK AND CO., and 3061356 NOVA SCOTIA COMPANY.

TRANSFER OF TELEPHONE AND FACSIMILE NUMBERS OWNERSHIP

See Attached